Exhibit 2.1

STOCK AND NOTE PURCHASE AGREEMENT

BY AND AMONG

MIRANT ASIA-PACIFIC VENTURES, INC., AS SELLER,

MIRANT ASIA-PACIFIC HOLDINGS, INC., AS SELLER,

MIRANT SWEDEN INTERNATIONAL AB (PUBL),

AND

TOKYO CRIMSON ENERGY HOLDINGS CORPORATION,

AS BUYER,

FOR THE PURCHASE AND SALE OF

ALL OF THE ORDINARY SHARES

OF MIRANT ASIA-PACIFIC LIMITED, A BERMUDA EXEMPTED COMPANY

AND THE INTERCOMPANY NOTES HELD BY MIRANT SWEDEN

Dated as of December 11, 2006

i

Exhibit D	Form of Mirant Corporation Employee Severance Guarantee

Exhibit E	Form of Assignment and Assumption Agreement

STOCK AND NOTE PURCHASE AGREEMENT

THIS STOCK AND NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 11th day of December, 2006, by and among Mirant Asia-Pacific Ventures, Inc., a Delaware corporation (“Ventures”), Mirant Asia-Pacific Holdings, Inc., a Delaware corporation (“Holdings” and, each of Ventures and Holdings, a “Seller” and together “Sellers”), Mirant Sweden International AB (publ), a public limited liability company organized under the laws of Sweden (“Mirant Sweden”), and Tokyo Crimson Energy Holdings Corporation, a Cayman Islands corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Sellers own all of the issued ordinary shares of Hong Kong dollars 6.50 each (the “Ordinary Shares”) of Mirant Asia-Pacific Limited, a Bermuda exempted company with limited liability (the “Company”);

WHEREAS, Buyer desires to purchase all of the Ordinary Shares from Sellers, and Sellers desire to sell the Ordinary Shares to Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection herewith, Mirant Corporation, a Delaware corporation (“Seller Parent”), is entering into a Parent Company Payment Guaranty (the “Seller Parent Guaranty”), pursuant to which Seller Parent guarantees the payment obligations of Sellers hereunder in accordance with the terms thereof;

WHEREAS, in connection herewith, each of The Tokyo Electric Power Company, Incorporated, a Japanese corporation (“TEPCO”), and Marubeni Corporation, a Japanese corporation (“Marubeni” and together with TEPCO, “Buyer Parents”) is entering into a Payment Guaranty (each, a “Buyer Parent Guaranty”), pursuant to which each Buyer Parent guarantees certain payment obligations of Buyer hereunder in accordance with the terms thereof; and

WHEREAS, Mirant Sweden is the holder of the Intercompany Notes, and Buyer desires to purchase the Intercompany Notes from Mirant Sweden, and Mirant Sweden desires to sell the Intercompany Notes to Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE

SECTION 1.1                     Sale and Purchase.

(a)                        Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase from each Seller, and each Seller shall sell to Buyer, free from any pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever, other than restrictions or limitations that arise by operation of law (“Encumbrances”), the number of Ordinary Shares set forth opposite such Seller’s name in Section 1.1 of the disclosure letter, delivered to Buyer by Sellers, on the date hereof (the “Seller Disclosure Letter”), which in the aggregate are all the Ordinary Shares issued.

(b)                       Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase from Mirant Sweden, and Mirant Sweden shall sell to Buyer, free from any Encumbrances, the Intercompany Notes.

SECTION 1.2                     Purchase Price.

(a)                        The consideration to be paid by Buyer in respect of the purchase of the Intercompany Notes shall be an amount in cash equal to the outstanding balance of the Intercompany Notes on the Closing Date (the “Intercompany Note Purchase Price”).

(b)                       The consideration to be paid by Buyer in respect of the purchase of the Ordinary Shares shall be an amount in cash equal to US$3,424,107,821 less the Intercompany Note Purchase Price plus the Estimated Working Capital (together, the “Estimated Share Purchase Price”), subject to adjustment as determined pursuant to Section 1.6 (as adjusted, the “Share Purchase Price”).

(c)                        The amounts in clause (a) and clause (b), as adjusted, are collectively referred to herein as the “Purchase Price.”

SECTION 1.3                     Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, at 10:00 A.M., local time, as soon as practicable, but in any event not later than the twentieth (20th) Business Day immediately following the date on which the last of the conditions contained in Article VI is fulfilled or waived (except for those conditions which by their nature can only be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), or at such other place, time and date (the “Closing Date”) as the parties to this Agreement may agree in writing.

SECTION 1.4                     Closing Deliveries.  At the Closing:

(a)                        Each Seller shall transfer to Buyer all of such Seller’s Ordinary Shares pursuant to a duly authorized and executed instrument of transfer, which instrument, together with the share certificate(s) representing such Ordinary Shares, a copy of the board resolutions of the Company approving such share transfers and a copy of the Bermuda Monetary Authority Consent, shall be delivered to Buyer.

(b)                       Mirant Sweden shall assign and transfer to Buyer the Intercompany Notes pursuant to a duly authorized and executed instrument of sale, assignment and transfer, which instrument, together with the Intercompany Notes and a copy of the board resolutions of Mirant Sweden approving such sale, assignment and transfer, shall be delivered to Buyer.

(c)                        Buyer shall pay to Ventures an amount in cash equal to the sum of: (i) ninety percent (90%) of the Estimated Share Purchase Price minus (ii) ninety percent (90%) of the Estimated Excess Working Capital (if any), for the Ordinary Shares so delivered by Ventures, by wire transfer of immediately available funds to the bank account or accounts designated by Ventures to Buyer at least two Business Days prior to the Closing Date.

(d)                       Buyer shall pay to Holdings an amount in cash equal to the sum of: (i) ten percent (10%) of the Estimated Share Purchase Price minus (ii) ten percent (10%) of the Estimated Excess Working Capital (if any), for the Ordinary Shares so delivered by Holdings, by wire transfer of immediately available funds to the bank account or accounts designated by Holdings to Buyer at least two Business Days prior to the Closing Date.

(e)                        Buyer shall pay to Mirant Sweden an amount in cash equal to the Intercompany Note Purchase Price for the sale, assignment and transfer of the Intercompany Notes by Mirant Sweden to Buyer, by wire transfer of immediately available funds to the bank account or accounts designated by Mirant Sweden to Buyer at least two Business Days prior to the Closing Date.

(f)                          Upon receipt of the Intercompany Note Purchase Price, Mirant Sweden shall repay the Senior Secured Credit Facility in full, and (i) obtain and deliver to Buyer a pay-off letter providing that all agreements evidencing the Senior Secured Credit Facility have been terminated and all amounts have been paid in full and (ii) arrangements shall have been made for the termination of all liens granted in connection with the Senior Secured Credit Facility (it being understood and agreed that filings necessary for such termination shall be made after the Closing in accordance with arrangements customary in each relevant jurisdiction).

(g)                       Each party shall deliver the other documents and agreements required to be delivered by it pursuant to Article VI hereof.

SECTION 1.5                     Estimated Working Capital Statement.  Not less than twenty (20) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a written statement (the “Estimated Working Capital Statement”) substantially in the form attached hereto as Exhibit A, setting forth in reasonable detail Sellers’ good faith calculation of (i) the estimate of the Working Capital as of the Closing Date (the “Estimated Working Capital”) and the estimate of the Excess Working Capital (if any) (the “Estimated Excess Working Capital”), which estimates shall be based on Sellers’ review of the financial and other books and records of the Company and its Subsidiaries then available to Sellers, and (ii) the outstanding balance of the Intercompany Notes as of the Closing Date.

SECTION 1.6                     Post Closing Payment.

(a)                        As promptly as practicable, and in any event not later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers a written statement (the “Working Capital Statement”) substantially in the form attached hereto as Exhibit A, setting forth Buyer’s calculation of the Working Capital as of the Closing Date, as derived from Buyer’s review of the financial and other books and records of the Company and its consolidated Subsidiaries and, based thereon, a statement of Buyer’s good faith calculation of an amount (positive or negative) equal to (i) the Working Capital Paid at Closing, less (ii) the actual Working Capital (the “Post-Closing Payment”).

(b)                       Buyer agrees to give Sellers and their Representatives full access to such employees, officers, outside accountants, facilities, books, records, work papers, historical financial information and other materials of Buyer, the Company and its Subsidiaries, as Sellers and their Representatives may request in connection with their review of the Working Capital Statement.

(c)                        Sellers may, in good faith, dispute the Working Capital Statement by delivery of written notice thereof (a “Dispute Notice”) to Buyer within sixty (60) days following receipt by Sellers of the Working Capital Statement.  The Dispute Notice shall set forth in reasonable detail all items disputed by Sellers, together with Sellers’ proposed changes thereto, including an explanation in reasonable detail of the basis on which Sellers propose such changes.  If (i) by written notice to Buyer, Sellers accept the Working Capital Statement or (ii) Sellers fail to deliver a Dispute Notice within the prescribed sixty (60)-day period (which failure shall result in Sellers being deemed to have agreed to the Working Capital Statement delivered by Buyer), the Working Capital Statement delivered by Buyer shall become final and binding on Sellers as of the date on which the earlier of the foregoing events occurs.

(d)                       If Sellers have timely delivered a Dispute Notice, then Buyer and Sellers shall attempt to reach agreement on the matters identified in the Dispute Notice.  If, by the thirtieth (30th) day following Buyer’s receipt of the Dispute Notice, Buyer and Sellers have not agreed in writing to the resolution of the matters identified in the Dispute Notice, then such matters shall be submitted to the Independent Accountants for resolution.  Buyer and Sellers shall instruct the Independent Accountants to prepare and deliver, within thirty (30) days of such submission, a revised Working Capital Statement (including the calculation of the Post-Closing Payment) taking into account all items not in dispute between Buyer and Sellers and those items requested by Buyer and Sellers to be resolved by the Independent Accountants.  Buyer shall furnish or cause to be furnished to the Independent Accountants access to such employees, officers, outside accountants, facilities, books, records, work papers, historical financial information and other materials as the Independent Accountants may request.  The fees and expenses of the Independent Accountants shall be borne equally by Sellers and Buyer.  The revised Working Capital Statement (including the calculation of the Post-Closing Payment therein) delivered by the Independent Accountants shall be final and binding upon Buyer and Sellers and not be subject to challenge or appeal by either Buyer or Sellers; provided, however, that in no event shall Sellers be obligated to make any payment to Buyer under Section 1.6(e) in excess of the amount that would have been payable using Buyer’s calculation of the Post-Closing Payment as set forth in the Working Capital Statement delivered by Buyer.

(e)                        If the Post-Closing Payment is a negative amount, then Buyer shall (i) pay to Ventures an amount equal to ninety percent (90%) of the Post-Closing Payment and (ii) pay to Holdings an amount equal to ten percent (10%) of the Post-Closing

Payment, plus in each case interest on such amount from (and including) the Closing Date to (but excluding) the date of payment at the Specified Rate.  If the Post-Closing Payment is a positive amount, then (i) Ventures shall pay to Buyer an amount equal to ninety percent (90%) of the Post-Closing Payment and (ii) Holdings shall pay to Buyer an amount equal to ten percent (10%) of the Post-Closing Payment, plus in each case interest on such amount from (and including) the Closing Date to (but excluding) the date of payment at the Specified Rate.  Each payment (if any) required by this Section 1.6(e) shall be made within five (5) Business Days following the date the Post-Closing Payment is deemed to be finally determined pursuant to this Section 1.6; provided, however, that, following the Closing Date, Buyer shall have the right, upon notice to Sellers, to elect to defer payment of the Excess Working Capital, and Buyer shall pay such Excess Working Capital pursuant to monthly payments of not less than $3,000,000 per month, payable on the tenth (10th) Business day of the month, starting with the first full calendar month after the Closing Date, with the balance of the Excess Working Capital being due and payable on the last Business Day of the sixth (6th) full calendar month after the Closing Date.  All payments required to be made pursuant to this Section 1.6 shall be made by wire transfer of immediately available funds to the bank account or accounts designated by the party entitled to receive such payment.

SECTION 1.7                     Purchase Price Deposit.  Within one (1) Business Day of the execution of this Agreement and in consideration of the time and expense of Sellers in negotiating and executing this Agreement, Buyer shall procure and deliver to Ventures, on behalf of Sellers, one or more letters of credit (which letters shall be in substantially the same form as set forth in Exhibit B and issued by Sumitomo Mitsui Banking Corporation, New York Branch (the “Letters of Credit”) in an aggregate amount equal to One Hundred Million United States Dollars (US$100,000,000) (such amount, the “Purchase Price Deposit”). Buyer shall ensure that the Letters of Credit (or similar Letters of Credit issued in replacement of expiring Letters of Credit) remain outstanding until the earlier of (i) the Closing Date and (ii) the date that is thirteen (13) months after the date hereof (the “Deposit Period”). If during the Deposit Period a Letter of Credit is not renewed within five (5) Business Days prior to its expiry date, Ventures may draw such Letter of Credit in full (the proceeds of such draw, the “Expiry Proceeds”). If the Closing occurs, then the undrawn Letter(s) of Credit shall be returned from Ventures on behalf of Sellers to Buyer (without any draws made thereon) and the Expiry Proceeds (if any) shall be applied to the payment of the Purchase Price at the Closing. If this Agreement is terminated pursuant to Section 7.1(d), then any undrawn Letters of Credit may be drawn against in full by Ventures on behalf of Sellers and, together with the Expiry Proceeds (if any), credited against the costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (“Damages”), if any, owed by Buyer to Sellers arising out of breach of this Agreement by Buyer, with the excess of such draw proceeds and any Expiry Proceeds, if any, returned by Ventures on behalf of Sellers to Buyer upon final determination of Damages.  If this Agreement is terminated and Sellers shall not then be entitled to terminate this Agreement pursuant to Section 7.1(d), then no later than ten (10) Business Days following the effective date of such termination, Ventures on behalf of Sellers shall return the undrawn Letter(s) of Credit to Buyer (without any draws made thereon) and refund to Buyer any Expiry Proceeds.  The Purchase Price Deposit shall not be deemed to be a liquidated damages payment, and shall not be deemed the sole remedy, for any breach of this Agreement by Buyer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF SELLERS

Sellers hereby, jointly and severally, represent and warrant to Buyer that, except as set forth in the Seller Disclosure Letter (which forms part of the representations of Sellers set forth herein):

SECTION 2.1                     Organization and Qualification.

(a)                        Each Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of the Company, its Subsidiaries and, to the knowledge of Sellers, each of the Ilijan Entities is duly organized or incorporated, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of its jurisdiction of organization or incorporation and has full corporate, limited liability company or partnership, as the case may be, power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized or incorporated, existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company, its Subsidiaries, and, to the knowledge of Sellers, each of the Ilijan Entities is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions which recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions which recognize the concept of good standing) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Section 2.1 of the Seller Disclosure Letter (i) sets forth the name and jurisdiction of organization or incorporation of each Subsidiary of the Company, (ii) with respect to Subsidiaries that are corporations, lists (A) such Subsidiary’s authorized capital stock, and (B) the number of issued and outstanding shares of such Subsidiary’s capital stock, (iii) with respect to Subsidiaries that are partnerships or limited liability companies, lists the names and ownership interests of the partners or members thereof, and (iv) sets forth, to the knowledge of Sellers, the jurisdiction of organization, the authorized capital stock, the number of issued and outstanding shares of capital stock and the record owners of shares of each Ilijan Entity.  Sellers have previously delivered to Buyer copies of the Organizational Documents as currently in effect of the Company, its Subsidiaries and, to the knowledge of Sellers, each Ilijan Entity.  “Organizational Documents” shall mean certificates or articles of incorporation, memorandum or articles of association, bylaws or bye-laws, certificates of formation, limited liability company agreements, partnership or limited partnership agreements, or other formation or governing documents of a particular entity.

(b)                       Except for interests in the Subsidiaries of the Company, and in the Ilijan Entities, as disclosed in Section 2.1 of the Seller Disclosure Letter, none of the Company, any of its Subsidiaries nor, to the knowledge of Sellers, any Ilijan Entity owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

SECTION 2.2                     Capital Stock.

(a)                        The authorized share capital of the Company is Hong Kong $11,700,000,000, from which 106,124,419 Ordinary Shares are the only issued shares of capital stock of the Company. All of the issued shares of the Company have been validly issued and are fully paid and are owned, directly or indirectly, by Sellers free and clear of all Encumbrances.  There are no outstanding subscriptions, options, warrants, rights (including, but not limited to, stock appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including, but not limited to, any right of conversion or exchange under any outstanding security, instrument or agreement (together, “Options”), obligating the Company or any of its Subsidiaries to issue or sell any shares of the Company or to grant, extend or enter into any Option with respect thereto.

(b)                       All of the outstanding shares of capital stock of each material Subsidiary of the Company and, to the knowledge of Sellers, each Ilijan Entity are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any Encumbrances.  There are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of, or the right to participate in dividends or other earnings on, any capital stock of the Company or any Subsidiary of the Company.

SECTION 2.3                     Authority Relative to this Agreement; Enforceability.

(a)                        Each Seller has full corporate power and authority to enter into this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each Seller and the consummation by each of them of the transactions contemplated hereby have been duly and validly approved by their respective Boards of Directors, and no other corporate proceedings on the part of Sellers or any of its affiliates are necessary to authorize the execution, delivery and performance of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated hereby.

(b)                       This Agreement has been duly and validly executed and delivered by Sellers and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes a legal, valid and binding obligation of each of them enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 2.4                     Non-Contravention; Approvals and Consents.

(a)                        The execution and delivery of this Agreement by Sellers does not, and the performance by each of them of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, trigger any rights of first refusal, or result in the creation or imposition of any Encumbrances upon any of the assets or properties of Sellers, the Company, its Subsidiaries or, to the knowledge of Sellers, the Ilijan Entities under, any of the terms, conditions or provisions of (i) the Organizational Documents of Sellers, the Company, its Subsidiaries, or the Ilijan Entities, or (ii) (x) any statute, law, rule, regulation or ordinance (together, “laws”), or any judgment, decree, order, writ, permit or license (together, “orders”), of any court, tribunal arbitrator, authority, agency, commission, official or other instrumentality of the Philippines, the United States, or any other country, state, province, city or other political subdivision (a “Governmental Authority”) applicable to Sellers, the Company, its Subsidiaries, the Ilijan Entities or any of their respective assets or properties, or (y) except as provided under Section 2.6 of the Senior Secured Credit Facility, any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other agreement of any kind (together, “Contracts”) to which any of them is a party or by which any of them or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that no representation and warranty is made in this Section 2.4(a) with respect to the Energy Conversion Agreements and the matters addressed therein and in Section 5.8 of this Agreement.

(b)                       Except for the Bermuda Monetary Authority Consent, no consent, approval or action of, filing with or notice to any Governmental Authority is necessary or required by Sellers, the Company, its Subsidiaries or, to the knowledge of Sellers, the Ilijan Entities under any of the terms, conditions or provisions of any law or order of any Governmental Authority for the execution and delivery of this Agreement by Sellers, the performance by Sellers of their respective obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that no representation and warranty is made in this Section 2.4(b) with respect to the Energy Conversion Agreements and the matters addressed therein and in Section 5.8 of this Agreement.

SECTION 2.5                     Financial Statements.  Sellers have provided to Buyer copies of (a) the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2005, and the related audited consolidated income statement, statement of changes in equity and cash flow statement of the Company and its consolidated Subsidiaries for the year then ended, together with the report thereon of KPMG, independent auditors, and (b) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at September 30, 2006, and the related consolidated income statement, statement of changes in equity and cash flow statement of the Company and its consolidated Subsidiaries for the nine months then ended (the “Financial Statements”).  The Financial Statements have been prepared in accordance with IFRS consistently applied throughout the periods covered thereby and fairly present in all material respects the consolidated financial condition, results of operations and cash flow of the Company (except, in the case of the unaudited Financial Statements, for normal and recurring year-end adjustments and for the absence of footnote disclosure) as at December 31, 2005, and September 30, 2006, and for the year and nine months then ended, respectively.

SECTION 2.6                                             Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

(a)                        Since September 30, 2006, there has not been any change, event or development of which Sellers have knowledge that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Buyer agrees that (i) the matters set forth in Section 2.6(a)(i) of the Seller Disclosure Letter do not constitute a Company Material Adverse Effect, and (ii) absent any material and adverse change, event or development in respect of the matters referenced in Section 2.6(a)(ii) of the Seller Disclosure Letter occurring after the date hereof, the matters set forth in Section 2.6(a)(ii) of the Seller Disclosure Letter do not constitute a Company Material Adverse Effect.

(b)                       Since September 30, 2006, neither the Company nor its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except those which (i) are accrued or reserved against in the Financial Statements or reflected in the notes thereto, (ii) would not reasonably be expected to have a Company Material Adverse Effect, (iii) were non-current liabilities categorized as “Deferred Revenue” or “Deferred Tax Liabilities” in accordance with IFRS, (iv) have been or will be discharged or paid in full on or prior to the Closing Date or included in the Working Capital, (v) are of a nature not required to be reflected in the financial statements of the Company prepared in accordance with IFRS or (vi) are set forth in Section 2.6 of the Seller Disclosure Letter.

SECTION 2.7                                             Legal Proceedings.  Except for tax matters, which are the subject of Section 2.10, employee benefits matters, which are the subject of Section 2.11, and environmental matters, which are the subject of Section 2.13, there are no actions, suits, arbitrations or proceedings (including, without limitation, Governmental Authority investigations or audits), pending or, to the knowledge of Sellers, threatened against Sellers, the Company, its Subsidiaries or, to the knowledge of Sellers, the Ilijan Entities or any of their assets and properties that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.8                                             Permits; Compliance with Laws.

(a)                        The Company, its Subsidiaries and, to the knowledge of Sellers, the Ilijan Entities hold all permits, licenses, authorizations, franchises, variances, exemptions, orders and approvals of all Governmental Authorities (other than environmental permits that are the subject of Section 2.13) necessary for the lawful conduct of their respective businesses as currently conducted (the “Company Permits”), except for failures to hold such Company Permits that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company, its Subsidiaries and, to the knowledge of Sellers, the Ilijan Entities are in compliance with the terms of the Company Permits, except failures so to comply that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company, its Subsidiaries and, to the knowledge of Sellers, the Ilijan Entities has not received any written notification from any Governmental Authority alleging that it is in material violation of any Company Permit.

(b)                       The Company, its Subsidiaries and, to the knowledge of Sellers, the Ilijan Entities are not in violation of or default under any law of any Governmental Authority, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  This Section 2.8(b) does not relate to tax matters, which are the subject of Section 2.10, employee benefits matters, which are the subject of Section 2.11, or environmental matters, which are the subject of Section 2.13.

SECTION 2.9                                             Energy Conversion Agreements.  Sellers have provided or made available to Buyer true, correct and complete copies by their terms of all Energy Conversion Agreements, including all express written amendments and material waivers thereto.  Each Energy Conversion Agreement is in full force and effect, and is the valid and binding obligation of the Subsidiary of the Company party thereto, in each case except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.  None of the Subsidiaries or, to the knowledge of Sellers, National Power Corporation (“NPC”) is in material breach, which breach has not been waived, under the terms of any such Energy Conversion Agreement, and, to the knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material breach thereunder; provided, however, that no representation and warranty is made in this Section 2.9 with respect to the matters addressed in Section 5.8 of this Agreement.

SECTION 2.10                                      Taxes.  Each of the Company, its Subsidiaries and, to the knowledge of Sellers, the Ilijan Entities has timely filed, or has joined in the timely filing of, all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed or granted and have not expired, except to the extent that such failures to either file or to have extensions granted are not material.  All such Tax Returns of the Company, its Subsidiaries and, to the knowledge of Sellers, the Ilijan Entities are complete and accurate in all material respects.  The Company, its Subsidiaries and, to the knowledge of Sellers, the Ilijan Entities have paid all Taxes shown as due on such Tax Returns.  No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company, its Subsidiaries or, to the knowledge of Sellers, the Ilijan Entities that are not in the reasonable judgment of Sellers in accordance with IFRS adequately reserved for.  No requests for waivers or extensions of the time to assess any Taxes against the Company, its Subsidiaries or, to the knowledge of Sellers, the Ilijan Entities have been granted or are pending, except for requests with respect to such Taxes that in the reasonable judgment of Sellers in accordance with IFRS have been adequately reserved for in the Financial Statements or are not material.  None of the Company, its Subsidiaries and, to the knowledge of Sellers, the Ilijan Entities has any material liability for the Taxes of any Person (other than Taxes of the Company and its Subsidiaries) (i) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise. Each of the Company, its Subsidiaries and, to the knowledge of Sellers, the Ilijan Entities has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.  Further, (i) no Tax Return of the Company, its Subsidiaries and, to the

knowledge of Sellers, the Ilijan Entities is under audit or examination by any taxing authority, and no written notice of an audit or examination by any taxing authority has been received by the Company, its Subsidiaries and, to the knowledge of Sellers, the Ilijan Entities, (ii) there are no material Tax sharing agreements to which the Company is a party that will be in effect after the Closing Date, and (iii) none of the Company, its Subsidiaries and, to the knowledge of Sellers, the Ilijan Entities has received a written notice from any Governmental Authority in a jurisdiction in which it does not file a Tax Return stating that it is or may be subject to taxation by that jurisdiction.

SECTION 2.11                                      Employee Benefit Plans.

(a)                        Section 2.11(a) of the Seller Disclosure Letter contains a true and complete list of each material employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, exclusive of any such plan, program, agreement or arrangement maintained exclusively pursuant to and consistent with the requirements of applicable law (all such listed plans, programs, agreements or arrangements collectively, the “Benefit Plans”), currently maintained or contributed to or required to be contributed to by the Company or any Subsidiary of the Company, for the benefit of any current or former employee or director of the Company or any Subsidiary of the Company.

(b)                       With respect to each of the Benefit Plans, the Company has made available to Buyer a complete copy of such Benefit Plan (including all material amendments thereto) and, if such Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements available with respect to the reporting period ended most recently preceding the date hereof.

(c)                        Except as would not reasonably be expected to have a Company Material Adverse Effect, each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law.

(d)                       Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the knowledge of Sellers, threatened claims by or on behalf of any of the Benefit Plans, by any employee or beneficiary covered under any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits).

SECTION 2.12                                      Labor Matters.

(a)                        (i) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization, and (ii) there has been no work stoppage or strike by employees of the Company, its Subsidiaries or, to the knowledge of Sellers, the Ilijan Entities, except for such work stoppages or strikes, individually or in the aggregate, as would not reasonably be expected to have a Company Material Adverse Effect.

(b)                       To the knowledge of Sellers, none of the Company, its Subsidiaries nor the Ilijan Entities is in violation of any labor laws in any country (or political subdivision thereof) in which they transact business except for such violations, individually or in the aggregate, as would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.13                                      Environmental Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a)                        (i) Each of the Company, its Subsidiaries and, to the knowledge of Sellers, the Ilijan Entities is in compliance with all applicable Environmental Laws; and (ii) neither the Company, its Subsidiaries nor, to the knowledge of Sellers, the Ilijan Entities has received any written communication from any person or Governmental Authority that alleges that any of the Company, its Subsidiaries or the Ilijan Entities is not in such compliance with applicable Environmental Laws, except for any such non-compliance that has been settled or otherwise fully resolved.

(b)                       Each of the Company, its Subsidiaries and, to the knowledge of Sellers, the Ilijan Entities has obtained or maintains all permits and governmental authorizations required under applicable Environmental Laws (collectively, the “Environmental Permits”) necessary for the conduct of its operations as currently conducted, as applicable, and all such Environmental Permits are valid, in full force and effect, final and non-appealable. Where applicable a renewal application or an application for any new operations has been timely filed and is pending agency approval, and in such case, to the knowledge of Sellers, there are no facts or circumstances that would adversely affect such entity’s ability to obtain such permits in a timely fashion and on terms and conditions not materially inconsistent with those for operations as currently conducted. The Company, its Subsidiaries and, to the knowledge of Sellers, the Ilijan Entities are in compliance with all terms and conditions of the Environmental Permits.

(c)                        There is no Environmental Claim pending:

(i)             against the Company, its Subsidiaries or, to the knowledge of Sellers, the Ilijan Entities; or

(ii)          against any real or personal property or operations which the Company, its Subsidiaries or, to the knowledge of Sellers, the Ilijan Entities currently owns, leases or manages, in whole or in part.

(d)                       To the knowledge of Sellers, there have not been any Releases of any Hazardous Material at any real property which the Company, its Subsidiaries or the Ilijan Entities owns or operates, and there are no other facts or circumstances to the Sellers’ knowledge that would be reasonably likely to form the basis of any Environmental Claim against the Company, its Subsidiaries or the Ilijan Entities.

(e)                        As used in this Section 2.13:

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or written notices of noncompliance, liability or violation by any person or entity (including, but not limited to, any Governmental Authority) alleging potential liability of the Company, its Subsidiaries or the Ilijan Entities (including, without limitation, potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from:

(i)                                     the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company, its Subsidiaries or the Ilijan Entities, or any other harm or injury to persons, property or the environment from environmental matters associated with operations at any real property which the Company, its Subsidiaries or, to the knowledge of the Sellers, the Ilijan Entities own or operate; or

(ii)                                  circumstances forming the basis of any violation, or alleged violation, of any Environmental Law;

“Environmental Laws” means all laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata or rare, threatened or endangered species and critical habitat), or protection of human health as it relates to the Release of Hazardous Materials and other laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, or words of similar import, under any Environmental Law; and (c) any other chemical, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries operates or any jurisdiction which has received such chemical, substance or waste from the Company or its Subsidiaries; and

“Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or real or tangible property.

(f)                          This Section 2.13, together with the Seller Disclosure Letter, contains the sole and exclusive representations and warranties of Sellers with respect to environmental matters arising under any Environmental Law or relating to Hazardous Materials.

SECTION 2.14                                      Intellectual Property.  The Company, its Subsidiaries and, to the knowledge of Sellers, the Ilijan Entities have all right, title and interest in, or a valid and binding license to use, all Intellectual Property, individually or in the aggregate, material to the conduct of their businesses as currently conducted, except for such failures to have right, title, interest or license to use that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.  None of the Company, its

Subsidiaries or, to the knowledge of Sellers, the Ilijan Entities is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property and, to the knowledge of Sellers, such Intellectual Property is not being infringed by any third party, and none of the Company, its Subsidiaries or, to the knowledge of Sellers, the Ilijan Entities is infringing any Intellectual Property of any third party, except for such defaults and infringements that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  For purposes of this Agreement, “Intellectual Property” means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

SECTION 2.15                                      Insurance.  Section 2.15 of the Seller Disclosure Letter identifies the material insurance policies under which any of the Company or its Subsidiaries, or their assets or business activities, are covered.  Sellers have made available to Buyer true and correct copies of each insurance policy identified in Section 2.15 of the Seller Disclosure Letter.  Each of the Company, its Subsidiaries and, to the knowledge of Sellers, the Ilijan Entities is insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business conducted by the Company, its Subsidiaries, and the Ilijan Entities during such time period.  Neither the Company, any of its Subsidiaries nor, to the knowledge of Sellers, any of the Ilijan Entities has received any written notice of cancellation or termination with respect to any material insurance policy of the Company, its Subsidiaries, or the Ilijan Entities. The material insurance policies of the Company, its Subsidiaries and, to the knowledge of Sellers, the Ilijan Entities are valid and enforceable policies.

SECTION 2.16                                      Real Property.

(a)                        Section 2.16 of the Seller Disclosure Letter lists all material real property leases to which the Company or its Subsidiaries is a party (the “Leased Real Property”) and all material real property owned by the Company or its Subsidiaries (the “Owned Real Property”).

(b)                       The Company and its Subsidiaries have valid title to, or a valid leasehold interest in (or have analogous property rights under applicable law), all of the Leased Real Property and Owned Real Property used or owned by such entity, except to the extent such absence of valid title or leasehold right would not materially interfere with or prevent the operation of the Facilities in the ordinary course of business.

(c)                        None of the Company, its Subsidiaries or, to the knowledge of Sellers, the Ilijan Entities has received written notice from any Governmental Authority of any pending or threatened proceeding to condemn or take by power of eminent domain or otherwise all or any material part of the Facilities that would materially interfere with or prevent the operation of the Facilities in the ordinary course of business.

SECTION 2.17                                      Affiliate Contracts.  Section 2.17 of the Seller Disclosure Letter contains a true and complete list of each material agreement or contract between (i) the MAPL Group on one hand, and (ii) Sellers and any affiliate thereof (other than the MAPL Group), on the other (collectively, the “Affiliate Contracts”).

SECTION 2.18                                      Brokers or Finders.  None of Sellers, the Company or its Subsidiaries has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Credit Suisse Securities (USA) LLC, whose fees and expenses will be paid by Sellers in accordance with Sellers’ agreements with such firm.

SECTION 2.19                                      Performance Undertakings.  Sellers have provided or made available to Buyer true, correct and complete copies of all Performance Undertakings, including all express written amendments thereto.  To the knowledge of Sellers, each Performance Undertaking is in full force and effect and has not been repudiated by the Republic of the Philippines.  To the knowledge of Sellers, the Republic of the Philippines is not in breach of the terms of any such Performance Undertaking, and, to the knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach thereof.

SECTION 2.20                                      Title to Assets.  Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries together own or have the right to use all assets used or held for use in, and necessary and sufficient for, the operation of the Facilities as currently operated.

SECTION 2.21                                      Limitations on Representations and Warranties.  Except for the representations and warranties contained in this Article II, neither Sellers nor any other person or entity acting on behalf of Sellers makes any representation or warranty, express or implied, concerning the Ordinary Shares or the business, finances, operations, assets, liabilities, prospects or any other aspect of the Company, its Subsidiaries and the Ilijan Entities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that:

SECTION 3.1                                             Organization.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

SECTION 3.2                                             Authority Relative to This Agreement; Enforceability.

(a)                        Buyer has full power and corporate authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby.

(b)                       This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this

Agreement by Sellers, constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.3                                             Non-Contravention; Approvals and Consents.

(a)                        The execution and delivery of this Agreement by Buyer do not, and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Encumbrance upon any of the assets or properties of Buyer or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Organizational Documents of Buyer or any of its Subsidiaries, or (ii) (x) any laws or orders of any Governmental Authority applicable to Buyer or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, modifications, accelerations and creations and impositions of Encumbrances that, individually or in the aggregate, would not reasonably be expected to prevent, delay or impair Buyer’s ability to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

(b)                       Except for the Bermuda Monetary Authority Consent, no consent, approval or action of, filing with or notice to any Governmental Authority is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental Authority for the execution and delivery of this Agreement by Buyer, the performance of its obligations hereunder or its consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to prevent, delay or impair Buyer’s ability to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

SECTION 3.4                                             Legal Proceedings; Compliance with Laws.

(a)                        There are no actions, suits, arbitrations or proceedings (including, without limitation, Governmental Authority investigations or audits) pending or, to the knowledge of Buyer, threatened against, relating to or affecting Buyer or any of its Subsidiaries that would prevent, delay or impair Buyer’s ability to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

(b)                       Buyer is not in violation of or default under any law of any Governmental Authority, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to prevent, delay or impair Buyer’s ability to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

SECTION 3.5                                             Financing.  Buyer has available cash and credit capacity, either through binding and enforceable credit arrangements or borrowing facilities, or executed financing commitments, and will have sufficient cash on or prior to the Closing Date to (a) pay the Purchase Price and any Post-Closing Payment, (b) perform all of its other obligations hereunder, and (c) provide sufficient working capital after the Closing for Buyer and its Subsidiaries, including the Company (such matters under (a), (b) and (c), collectively, the “Funding Obligations” and such sufficient cash, the “Funds”).  Neither the Company nor any of its Subsidiaries will be required to assume or have any obligation or liability under the financing agreements to be entered into by Buyer to provide the Funds (the “Financing Agreements”) prior to the time immediately following the Closing.  Buyer has provided to Sellers a description of the Financing Agreements and a true and complete copy of any related commitment letters and all exhibits, annexes and attachments thereto.  To the extent that this Agreement must be in a form acceptable to any lender providing Funds, such lender or lenders have approved this Agreement.

SECTION 3.6                                             Brokers or Finders.  None of Buyer or its affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except any such firm whose fees and expenses will be paid by Buyer in accordance with Buyer’s agreements with such firm.

SECTION 3.7                                             Investment Intention; Sufficient Investment Expertise; Independent Investigation.  Buyer is acquiring the Ordinary Shares and the Intercompany Notes for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Ordinary Shares or Intercompany Notes.  Buyer is able to bear the economic risk of holding the Ordinary Shares and Intercompany Notes for an indefinite period and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Ordinary Shares and Intercompany Notes.  Buyer acknowledges that it has completed its own independent investigation, review and analysis of the business, assets, and results of operations, condition (financial or otherwise) of the Company, its Subsidiaries and the Ilijan Entities, as it has deemed appropriate or necessary.  In entering into this Agreement, Buyer acknowledges that it has relied upon its own investigation, review and analysis and not on any factual representations of Sellers or their Representatives (except the specific representations and warranties of Sellers set forth in this Agreement or in any certificate provided by a Seller), and Buyer acknowledges that none of Sellers or any of their directors, officers, shareholders, employees, affiliates, controlling persons, or Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including materials furnished in the confidential information memorandum, dated August 1, 2006, Sellers’ data room, presentations by the Company’s management and Representatives, financial projections or otherwise) provided or made available to Buyer or its directors, officers, employees, affiliates, controlling persons or Representatives.

ARTICLE IV

COVENANTS

SECTION 4.1                                             Covenants of Sellers.  After the date hereof and prior to the Closing or earlier termination of this Agreement, except as set forth in Section 4.1 of the Seller Disclosure Letter and except (i) as contemplated in or permitted by this Agreement, (ii) as provided for in the operating budgets or capital budgets (copies of which, in their current form, have been made available to Buyer) for the Company and its Subsidiaries (the “Company Budget”), (iii) as may be required to comply with the Energy Conversion Agreements, (iv) in connection with necessary or prudent repairs due to breakdown or casualty, or other actions taken in response to a business emergency or other unforeseen operational matters, (v) as required by applicable law, or (vi) to the extent Buyer shall otherwise consent, which decision regarding consent shall be made promptly and which consent shall not be unreasonably withheld, conditioned or delayed, Sellers shall exercise the voting, governance and contractual powers available to them to cause the Company to, the Company shall and shall cause its Subsidiaries to, and shall, to the extent reasonably possible, exercise the voting, governance and contractual powers available to the Company and its Subsidiaries to cause the Ilijan Entities to (but subject in each case to any contractual, fiduciary or similar obligation of Sellers, the Company, its Subsidiaries or the Ilijan Entities):

(a)                        not amend its Organizational Documents, other than amendments that are ministerial in nature or otherwise immaterial;

(b)                       not (i) split, combine or reclassify their respective capital stock, (ii) redeem, repurchase or otherwise acquire any shares of its capital stock or any Options with respect thereto or (iii) issue, deliver or sell any shares of its capital stock or any Options with respect thereto;

(c)                        not, other than in the ordinary and usual course of business, make any acquisition of, or investment in, assets or stock of any other person or entity in excess of $5,000,000 in the aggregate in any calendar year;

(d)                       not, other than in the ordinary and usual course of business, sell, lease, license, encumber or otherwise dispose of any of its assets in excess of $5,000,000 in the aggregate in any calendar year;

(e)                        not incur any indebtedness other than (i) borrowings in the ordinary course of business, (ii) borrowings under existing credit facilities as such facilities may be amended or replaced, or (iii) in an aggregate amount not to exceed $5,000,000;

(f)                          not, other than in the ordinary and usual course of business or as may be required by applicable law, enter into, amend in any material respect or terminate any material Benefit Plan, increase in any material respect the compensation or fringe benefits of any current or former employee, or pay any benefit not required by any plan or arrangement in effect as of the date hereof to any current or former employee;

(g)                       not make any commitments for or make capital expenditures in the aggregate in excess of 120% of the amount of capital expenditures budgeted in the Company Budget in any calendar year;

(h)                       not make any material changes in their accounting methods, except as required by law, rule, regulation or IFRS;

(i)                           not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by this Agreement);

(j)                           maintain insurance with financially responsible or internationally recognized insurers in such amounts and against such risks and losses as are consistent with existing market conditions and the insurance maintained in respect of similar power generation facilities;

(k)                        use commercially reasonable efforts to cause the satisfaction of the condition set forth in Section 6.2(d) and not permit Mirant Sual to enter into any material and adverse amendment or supplement to, or make any material and adverse concession or agree to any material Change Order under, the Repair Contracts (as defined in Section 6.2(d) of the Seller Disclosure Letter);

(l)                           not materially amend or supplement, supersede or terminate, or approve any material waiver or consent with respect to the Energy Conversion Agreements or the Performance Undertakings;

(m)                     create, permit or allow to exist any Encumbrance against any shares of the Company or its Subsidiaries, except pursuant to the Senior Secured Credit Facility (which Encumbrance is to be released in connection with the Closing);

(n)                       not enter into any agreement that materially and adversely restricts the ability of the Company or any of its Subsidiaries to conduct business after the Closing;

(o)                       operate, maintain and repair the Facilities in accordance with Prudent Utility Practices (as defined in the Credit Agreement for the Senior Secured Credit Facility), including, subject to changes in customary maintenance, overhauls and capital expenditures necessary or advisable in connection with the outages, testing and repair of units 1 and 2 of the Sual generating facility, the continued scheduling and performance of regular and customary maintenance and overhauls, and capital expenditures, and the maintenance of spare parts inventories on a basis consistent with the inventories maintained by it in the ordinary and usual course of business;

(p)                       discharge all material liabilities and make all material payments as they become due (including under the Senior Secured Credit Facility), except in connection with a good faith dispute; and

(q)                       for each of the foregoing negative covenants, not enter into any agreement to do such prohibited action.

SECTION 4.2                                             Covenants of Buyer.  After the date hereof and prior to the Closing Date or earlier termination of this Agreement, Buyer agrees as follows except as expressly contemplated or permitted in this Agreement or to the extent Sellers shall otherwise consent in writing, which decision regarding consent shall be made as soon as reasonably practical, and which consent shall not be unreasonably withheld, conditioned or delayed:

(a)                        Buyer shall not, and shall not permit its Subsidiaries to, (i) acquire or agree to acquire any assets or (ii) acquire or agree to acquire, whether by merger, consolidation, by purchasing any portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof, if the entering into of a definitive agreement relating thereto or the consummation of such acquisition, merger or consolidation could reasonably be expected to (A) impose any delay in the expiration of any applicable waiting period or impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement, (B) increase the risk of any Governmental Authority entering an order prohibiting such transactions or (C) delay or impede the consummation of the transactions contemplated by this Agreement; and

(b)                       Buyer shall obtain the Funds, and be in a position to immediately satisfy the Funding Obligations, in each case as promptly as reasonably practicable and in any event no later than the twentieth (20th) Business Day after the date on which the last of the conditions contained in Article VI is fulfilled or waived (except for those conditions which by their nature can only be fulfilled at the Closing).  Buyer shall keep Sellers apprised of all material developments or changes relating to the Financing Agreements and the financing contemplated thereby.  Buyer shall not amend in any material respect, or terminate, the Financing Agreements and shall use its best efforts to satisfy its obligations and the conditions thereunder.  In the event that the Financing Agreements terminate or the lenders parties thereto shall advise Buyer that they will not or may not be able to provide the financing contemplated thereby, then Buyer shall promptly notify Sellers and obtain replacement financing arrangements as soon as reasonably practicable to obtain the Funds and satisfy the Funding Obligations.  Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that its obligations hereunder are not conditioned in any manner whatsoever upon Buyer obtaining the Funds to satisfy the Funding Obligations.

SECTION 4.3                                             Tax Matters.  Except as set forth in Section 4.3 of the Seller Disclosure Letter, Sellers shall not, nor shall any of them permit the Company or any of its Subsidiaries to, make, change or rescind any material election relating to Taxes, adopt or change any material accounting method in respect of Taxes, enter into any material Tax allocation agreement, Tax-sharing agreement, Tax indemnity agreement or closing agreement, settle or compromise any material claim, notice, audit report or assessment in respect of Taxes, amend any material Tax Returns, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, or change any of its methods of reporting income or deductions for Tax purposes, from those employed in the preparation of its Tax Return(s) for the taxable years ending prior to the date hereof, except as may be required by applicable law or with the consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed) or, with respect to obligations and liabilities that are created pursuant to any such actions, if such obligations and liabilities are satisfied prior to the Closing or are reflected in the Working Capital.

SECTION 4.4                                             No Solicitation.  Sellers agree (i) that neither they nor any of their Subsidiaries or other affiliates nor their respective Representatives shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase (or indirect purchase) of (A) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole or (B) any shares of capital stock of the Company, its Subsidiaries or any shares of capital stock of the Ilijan Entities owned, directly or indirectly, by the Company (any such proposal or offer being hereinafter referred to as an “Alternative Proposal”), or engage in any discussions or negotiations concerning, or provide any confidential information or data to, any person or group relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal in each case, excluding the transactions contemplated by this Agreement; and (ii) that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing.

SECTION 4.5                                             Control of the Company’s Business.  Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing.  Prior to the Closing, Sellers shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over the Company’s operations.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1                                             Access to Information.  Upon reasonable notice, Sellers shall, and shall cause the Company and its Subsidiaries to, afford to Buyer and Buyer’s Representatives reasonable access, during normal business hours throughout the period prior to the Closing Date, to all of the Company’s and its Subsidiaries’ properties, books, contracts and records and, during such period, Sellers shall, and shall cause the Company and its Subsidiaries to, furnish promptly to Buyer and its Representatives access to all information concerning the Company, its Subsidiaries and its respective directors and officers and such other matters as may be reasonably requested by Buyer or its Representatives, in each case in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement, including to enable Buyer or its Representatives to be regularly and adequately informed of the status of tests, repairs, performance, certification under the Energy Conversion Agreements and insurance renewal of units 1 and 2 of the Sual generating facility; provided, that in no event shall Sellers be obligated to provide any access or information if Sellers determine, in good faith, that providing such access or information may violate applicable law, cause any of Sellers or their Subsidiaries to breach a confidentiality obligation to which it is bound or jeopardize any recognized privilege available to Sellers, the Company or the Company’s Subsidiaries, except that Sellers shall ensure that no confidentiality restrictions shall prevent information available to Sellers, the Company or the Company’s Subsidiaries regarding the status of tests and repairs of units 1 and 2 of the Sual generating facility to be provided to Buyer or to the Joint Independent Engineer.  Upon reasonable notice and during normal business hours, during the period prior to the Closing Date, Buyer’s technical personnel may make periodic site visits to the Facilities. Buyer agrees to indemnify and hold Sellers, the Company and its Subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any Representative of Buyer, and any loss, damage to or destruction of any property owned by Sellers, the Company or its

Subsidiaries or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the Representatives of Buyer during any visit to the business or property sites of the Company or its Subsidiaries prior to the Closing Date, whether pursuant to this Section 5.1 or otherwise.  None of Buyer nor any of its Representatives shall conduct any environmental testing or sampling on any of the business or property sites of the Company or its Subsidiaries prior to the Closing Date.  Any such information or material obtained pursuant to this Section 5.1 shall be governed by the terms of the letter agreements between TEPCO and Seller Parent, dated as of July 25, 2006 and between Marubeni and Seller Parent dated as of July 26, 2006, each relating to confidential information concerning the Company (collectively, the “Confidentiality Agreements”), which Buyer hereby agrees shall be binding on it as though it were a party thereto.

SECTION 5.2                                             Regulatory and Other Approvals.  Each party hereto shall cooperate and use best efforts to prepare and file as soon as practicable all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use best efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities.  The parties further agree to use best efforts to take any act, make any undertaking or receive any clearance or approval required by any Governmental Authorities or applicable law.  Each of the parties shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other party hereto.

SECTION 5.3                                             Employee Benefit Plans.

(a)                                  During the two-year period following the Closing Date, Buyer shall, or shall cause the Company and its Subsidiaries to, provide to individuals who immediately before the Closing are employed by the Company or a Subsidiary of the Company (“Company Employees”) and who remain employed with Buyer, the Company, or a Subsidiary of the Company, for so long as the Company Employee remains so employed, compensation and employee benefits that, with respect to each employee, are no less favorable than the compensation and employee benefits that the employee has been enjoying and to which such employee would have been entitled under applicable laws, contracts, policies and practices and the Benefit Plans immediately prior to the Closing; provided, however, that Buyer shall, or shall cause the Company and its Subsidiaries to, comply with applicable laws that impose upon Buyer, the Company and its Subsidiaries the continuing obligation to honor and respect the existing compensation and employee benefits of Company Employees.

(b)                                 Buyer shall provide, or shall cause the Company or a Subsidiary of the Company to provide, each Company Employee who incurs a termination of employment during the two-year period following the Closing Date with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits to which such employee would have been entitled under applicable laws, contracts, policies and practices of his or her employer (if any) as in effect immediately prior to the Closing; provided, however, that Buyer shall, or shall cause the Company and its Subsidiaries to, comply with applicable laws that impose upon Buyer, the Company and its Subsidiaries the continuing obligation to honor and respect existing policies or practices with respect to severance payments and severance benefits of Company employees.

(c)                                  Buyer shall, or shall cause the Company or a Company Subsidiary, as applicable, to, give Company Employees full credit for such Company Employees’ service with the Company and its Subsidiaries for purposes of eligibility, vesting, and determination of the level of benefits under any benefit plans made available to employees of Buyer, the Company or any of their respective Subsidiaries in which a Company Employee participates to the same extent recognized by the Company immediately prior to the Closing, provided that such service must not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(d)                                 Buyer shall, or shall cause the Company or a Company Subsidiary, as applicable, to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Buyer or its affiliates that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such employees immediately before the Closing under an analogous Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing during the portion of the calendar year prior to the Closing in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Buyer or its affiliates in which they are eligible to participate after the Closing in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents at or after the Closing, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Closing.

SECTION 5.4                                             Directors’ and Officers’ Indemnification and Insurance.

(a)                                  Except to the extent required by law (i) Buyer will not take any action (including the exercise of voting rights in connection with the Ilijan Entities) so as to amend, modify or repeal the provisions for indemnification of any present and former employee, agent, director or officer of the Company and its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party” and, collectively, the “Indemnified Parties”) contained in the Organizational Documents of the Company, its Subsidiaries or the Ilijan Entities, or the terms of any indemnification agreements, in such a manner as would adversely affect the rights of any Indemnified Parties to be indemnified in respect of their serving in such capacities prior to the Closing, without the prior written consent of each affected Indemnified Party, and (ii) Buyer shall honor, and shall cause the Company and its Subsidiaries to honor, and, to the extent reasonably possible, shall exercise the voting, governance and contractual powers available to the Company and its Subsidiaries to cause the Ilijan Entities to honor, such provisions for indemnification contained in the Organizational Documents and terms of any indemnification agreements.

(b)                                 For a period of six (6) years after the Closing Date, Buyer shall cause to be maintained in effect directors’ and officers’ liability insurance to a minimum limit of US$50 million with respect to claims arising from or related to facts or events that occurred at or before the Closing.

(c)                                  In the event that, after the Closing Date, the Company or Buyer or any of their respective Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Company, its Subsidiaries or Buyer, as the case may be, shall assume the obligations set forth in this Section 5.4.

(d)                                 The provisions of this Section 5.4 are intended to be for the benefit of, and shall be enforceable by, in addition to Sellers, each Indemnified Party, his or her heirs, executors or administrators and his or her other representatives.

SECTION 5.5                                             Financial Information.

(a)                        After the Closing, upon reasonable written notice, Buyer and Sellers shall furnish or cause to be furnished to each other and their respective Representatives, during normal business hours, such information (including records pertinent to the Company and its Subsidiaries) as is reasonably necessary for financial reporting and accounting matters in connection with the transactions contemplated by this Agreement, and, further, Buyer shall, and shall cause the Company and its Subsidiaries to, and shall use commercially reasonable efforts to cause the Ilijan Entities to, grant to Sellers and their Representatives reasonable cooperation, access (including to make and retain copies thereof) and staff assistance at all reasonable times and upon reasonable notice to all books and records of the Company and its Subsidiaries relating to the period prior to the Closing (including work papers and correspondence with taxing authorities) that are not otherwise protected by legal privilege.

(b)                       Buyer shall retain all of the books and records of the Company and its Subsidiaries for a period of seven (7) years after the Closing Date or such longer time as may be required by law.  After the end of such period, before disposing of such books or records, Buyer shall give notice to such effect to Sellers and give Sellers an opportunity to remove and retain all or any part of such books or records as Sellers may select.

SECTION 5.6                                             Sellers’ Name.  Buyer shall not acquire, nor shall the Company and its Subsidiaries retain, any rights to the name “Mirant” (or any derivation thereof) or any trademark, trade name or symbol related thereto.  As soon as reasonably practicable after the Closing but not later than sixty (60) days after the Closing Date, Buyer shall cause the Company and its Subsidiaries to remove the name “Mirant” (or any derivation thereof) and all trademarks, trade names or symbols related thereto from the properties and assets of the Company and its Subsidiaries and shall change the name of each of the Company and its Subsidiaries to a name that does not include the name “Mirant” (or any derivation thereof).

SECTION 5.7                                             Tax Matters.

(a)                                  Transfer and Similar Taxes.  Notwithstanding any other provision of this Agreement to the contrary, all sales, use, transfer, stamp, duties, recording and similar Taxes, but specifically excluding any capital gains, income, gross receipts or similar taxes (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer, and Buyer shall accurately file all necessary Tax Returns and other documentation with respect to Transfer Taxes and timely pay all such Transfer Taxes.  If required by applicable law, Company and its Subsidiaries will join in the execution of any such Tax Return.  Buyer shall provide copies of any Tax Returns with respect to Transfer Taxes to Sellers no later than five (5) days after the due dates of such Tax Returns.

(b)                                 Tax Returns.  Except as otherwise provided in Section 5.7(a) above,

(i)             Sellers shall file or cause to be filed when due all Tax Returns that are required to be filed by or on behalf of the Company or any of its Subsidiaries for taxable years or periods the due date (including extensions thereof) for which occurs on or before the Closing Date.  The Company shall remit (or cause to be remitted) in respect of such Tax Returns any Taxes shown thereon, except to the extent that such Taxes are reflected both (i) in the provision for Tax liability (rather than any provision for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Working Capital Statement and (ii) included in the calculation of the Working Capital. Such Tax Returns shall be prepared in a manner consistent with Sellers’ past practice.

(ii)          Except as otherwise provided in Section 5.7(b)(i), Buyer shall file or cause to be filed when due all Tax Returns (including any Straddle Period Tax Returns) that are required to be filed by or on behalf of the Company or any of its Subsidiaries the due date (including extensions thereof) for which occurs after the Closing Date, and Buyer shall remit (or cause to be remitted) in respect of such Tax Returns any Taxes shown thereon.  Except with respect to Tax Returns (a) relating to a Straddle Period which are addressed in Section 5.7(b)(iii) or (b) for taxable years or periods beginning after the Closing Date, upon notice from Buyer, no later than five (5) days prior to the due date thereof, Sellers shall pay to Buyer the amount of such Taxes shown thereon, except to the extent that such Taxes are reflected both (i) in the provision for Tax liability (rather than any provision for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Working Capital Statement and (ii) included in the calculation of the Working Capital.  Except to the extent required by applicable law, all such Tax Returns shall be prepared in a manner consistent with Sellers’ past practice.

(iii)       Any Tax Return required to be filed by Buyer pursuant to Section 5.7(b)(ii) relating to any taxable year or period beginning on or before the Closing Date and ending after the Closing Date (the “Straddle Period”) shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to Sellers for Sellers’ approval not less than fifteen (15) Business Days prior to the due date for the filing of such Tax Return, which approval shall not be unreasonably withheld, conditioned or delayed.  No later than five (5) days prior to the due date thereof, Sellers shall pay to Buyer the amount equal to the portion of such Taxes shown thereon which relates to the portion of such Straddle Period ending on the Closing Date, except to the extent that such Taxes are reflected both (i) in the provision for Tax liability (rather than any provision for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Working Capital Statement and (ii) included in the calculation of the Working Capital. For purposes of the preceding sentence, Taxes shall be allocated in the manner set forth in the last sentence of Section 5.7(c)(i) hereof. Buyer shall, in preparing such Tax Return, cause the items for which Seller may be liable hereunder to be reflected in accordance with Sellers’ past practice, if any, to the extent permissible under applicable law.

(c)                        Refunds.

(i)             Any Tax refund (including any interest in respect thereof) not included in the Working Capital and received by Buyer or the Company or any of its Subsidiaries that relate to any taxable period, or portion thereof, ending on or before the Closing Date, net of all costs of prosecution and collection of such Tax refund or Tax credit, shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund within fifteen (15) days after receipt of such refund.  For purposes of this Section 5.7(c), where it is necessary to apportion a refund between Buyer and Sellers for a Straddle Period, such refund shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books of the Company and its Subsidiaries, except that refunds of Taxes imposed on a periodic basis (e.g., real property Taxes) shall be allocated on a daily basis.

(ii)          Buyer shall cooperate, and cause the Company and its Subsidiaries to cooperate, at Sellers’ expense, in obtaining any Tax refund that Sellers reasonably believe should be available, including through filing appropriate forms with the applicable Tax authority; provided, however, that requesting or obtaining such a Tax refund would not adversely affect the Taxes or the Tax position of the Buyer, the Company or any of its Subsidiaries for any post-Closing Date taxable period.

(d)                       Assistance and Cooperation.

(i)             Sellers and Buyer shall reasonably cooperate in preparing and filing all Tax Returns with respect to the Company and its Subsidiaries, including maintaining and making available to each other all records reasonably necessary in connection with Taxes of the Company and its Subsidiaries and in resolving all disputes and audits with respect to all Tax periods relating to Taxes of the Company and its Subsidiaries.

(ii)          For a period of seven (7) years after the Closing Date, Sellers and their Representatives shall have reasonable access to the books and records (including the right to make extracts thereof) of the Company and its Subsidiaries to the extent that such books and records relate to Taxes and to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operation of the Company and its Subsidiaries prior to the Closing Date.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  If Buyer shall desire to dispose of any of such books and records prior to the expiration of such seven-year period, Buyer shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers’ expense, to segregate and remove such books and records as Sellers may select.

(e)                                  Section 338(g) Elections.  Buyer shall not make any election under section 338(g) of the Code (or any analogous provision of state, local, or non-United States income tax law) with respect to the purchase (or deemed purchase) of the equity interests of the Company or any of its Subsidiaries without the prior written consent of Sellers, which consent may be withheld in the sole discretion of Sellers.  If Sellers do so consent, Buyer shall be liable for, and shall pay, any Tax solely attributable to, or resulting from, the making of such election which, but for such election, would not be payable by Sellers, and will indemnify Sellers from and against any Tax liability or other adverse consequences attributable to, or resulting directly or indirectly from, the making of such election.  Any indemnification obligation of Buyer pursuant to this Section 5.7(e) shall be increased by the relevant After Tax Amount.  For purposes of this Section 5.7(e), “After Tax Amount” means any additional amount necessary to reflect the Tax consequences of the receipt or accrual of such reimbursement payment (including the payment of an additional amount or amounts hereunder) determined by using the actual marginal United States, state, local or non-United States rates for the relevant taxable period.

(f)                                    Termination of Tax Sharing Agreements.  On or prior to the Closing Date, Sellers shall cause all Tax sharing agreements between Sellers or any of their affiliates (as determined immediately after the Closing Date) on the one hand, and the Company and its Subsidiaries on the other hand, to be terminated, and all obligations thereunder shall be settled, and no additional payments shall be made under any provisions thereof after the Closing Date.

(g)                                 Post-Closing Actions Affecting Sellers’ Liability for Taxes.

(i)             Buyer shall not, and shall cause the Company and its Subsidiaries not to, take any action (other than pursuant to Section 5.7(e) hereof relating to a Section 338(g) election) which would reasonably be expected to (A) increase Sellers’ or any of their affiliates liability for Taxes or (B) result in, or change the character of, any income or gain (including any subpart F income) that Sellers or any of their affiliates must report on any Tax Return.

(ii)          Buyer and its affiliates shall not, and shall cause the Company and its Subsidiaries not to, amend, refile, or otherwise modify any Tax Return relating in whole or in part to the Company or its Subsidiaries with respect to any taxable year or period beginning on or before the Closing Date without the prior written consent of Sellers which consent shall not be unreasonably withheld.

(iii)       Buyer and its affiliates shall not, and shall cause the Company and its Subsidiaries not to, carryback for Tax purposes to any taxable period, or portion thereof, of the Company or its Subsidiaries, or Sellers or their affiliates, ending before, or which includes, the Closing Date, any operating losses, net operating losses, capital losses, tax credits or similar items arising in, resulting from, or generated in connection with a taxable year, or portion thereof, of Buyer or any of its affiliates ending on or after the Closing Date.

SECTION 5.8                                             Certain Acknowledgments.  Buyer acknowledges that it has completed its own independent investigation, review and analysis, with the assistance of its Representatives, including its legal counsel, of the Energy Conversion Agreements and the laws of the Philippines (and interpretations thereof by applicable Governmental Authorities) as it has deemed appropriate or necessary.  Buyer and Seller acknowledge that (a) the execution and delivery of this Agreement by the parties do not, and the performance by each of them of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Encumbrances upon any of the assets or properties of the Company, its Subsidiaries or the Ilijan Entities under, any of the terms, conditions or provisions of the Energy Conversion Agreements or any laws or orders of the Philippines (or any interpretations thereof by applicable Governmental Authorities) applicable to Buyer, the Company, its Subsidiaries, the Ilijan Entities or any of their respective assets or properties, and (b) no consent, approval or action of, filing with or notice to any Governmental Authority of the Philippines or, in respect of the Energy Conversion Agreements, NPC is necessary or required under any of the terms, conditions or provisions of any laws or orders of any Governmental Authority for the execution and delivery of this Agreement by the parties, the performance by the parties of their respective obligations hereunder or the consummation of the transactions contemplated hereby.  In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any representations of Sellers or their Representatives.  Each of the parties agrees that it shall not have any claim for indemnity, Damages or adjustment to the Purchase Price against another party in respect of any third-party claims in respect of the matters referenced in this Section 5.8.

SECTION 5.9                                             Sual Matters.

(a)                        Notice; Cooperation.  Sellers shall use their reasonable best efforts to provide Buyer advance notice of the scheduled conduct of any of the “Performance Tests” set forth in Section 6.2(d) of the Seller Disclosure Schedule.  The parties shall cooperate in causing the satisfaction of the condition to Closing set forth in Section 6.2(d) as promptly as practicable.

(b)                       Insurance.  Effective as of the Closing, to the extent that there are any claims or receivables under any insurance policies held by or for the benefit of the Company and its Subsidiaries with respect to the existing outages of units 1 and 2 of the Sual generating facility (the “Sual Outages”), to the extent that such claims or receivables are not included in Company Current Assets and reflected in the Working Capital, Buyer (i) shall cause the Company and its Subsidiaries to pay to Sellers any proceeds received with respect thereto (net of collection costs that are not borne by Sellers), (ii) upon the written request of Sellers, shall cause the Company and its Subsidiaries, as applicable, to assign to a designee of Sellers all rights of the Company and its Subsidiaries, as applicable, in respect of the claims for the Sual Outages under such policies, including by executing a deed of assignment, which shall be notarized pursuant to Article 1625 of the New Civil Code of the Philippines, and notifying the insurers of such assignment, and shall cooperate in good faith with Sellers in prosecuting such claims, and (iii) if such claims are not assigned to Sellers pursuant to clause

(ii), shall (1) cause the Company and its Subsidiaries, as applicable, to diligently prosecute such claim at Sellers’ cost, and take such actions with respect thereto, as directed by Sellers, and (2) not settle or compromise any such claims without the prior written consent of Sellers.

(c)                        NPC Receivables.  Effective as of the Closing, to the extent that there are any claims against, or receivables from, NPC under the Sual Energy Conversion Agreement in respect of the Sual Outages, to the extent that such claims or receivables are disputed by NPC, then the disputed amount shall not be included in Company Current Assets and Buyer (i) shall cause the Company and its Subsidiaries to pay to Sellers any proceeds received with respect thereto (net of collection costs that are not borne by Sellers), (ii) upon the written request of Sellers, shall cause the Company and its Subsidiaries, as applicable, to assign to a designee of Sellers all rights of the Company and its Subsidiaries, as applicable, in respect of such claims or receivables, including executing a deed of assignment, which shall be notarized pursuant to Article 1625 of the New Civil Code of the Philippines, and shall cooperate in good faith with Sellers and/or their designee in their prosecution of such claims and collecting on such receivables, and (iii) if such claims or receivables are not assigned to Sellers pursuant to clause (ii), shall (1) cause the Company and its Subsidiaries, as applicable, to cooperate in good faith with Sellers to pursue collection of such receivable at Sellers’ cost (including access to such information available to the Company and its Subsidiaries as Sellers shall require to pursue collection), and (2) not settle or compromise any such claims without the prior written consent of Sellers.

(d)                       Joint Independent Engineer.  The Joint Independent Engineer will be jointly engaged by Sellers and Buyer pursuant to an engagement letter substantially in the form attached hereto as Exhibit C to provide reports and certifications with respect to the status of tests, repairs and performance of units 1 and 2 of the Sual generating facility prior to the Closing.  The fees and expenses of the Joint Independent Engineer pursuant to such engagement letter shall be shared equally between Sellers and Buyer.  All reports of the Joint Independent Engineer pursuant to such engagement shall be made available to each of the parties and, at the request of the parties, addressed to their lenders.

SECTION 5.10                                      Termination of Affiliate Contracts.  Except as set forth on Section 5.10 of the Seller Disclosure Letter and except as agreed to in writing by Sellers and Buyer, all contracts, agreements or arrangements between the MAPL Group, on the one hand, and Sellers and their affiliates other than the MAPL Group, on the other, shall terminate simultaneously with the Closing without any further action or liability on the part of the parties thereto, or shall be terminated by Sellers and the other parties thereto on or prior to the Closing Date.

SECTION 5.11                                      Payment of Indebtedness for Borrowed Money.  On or effective as of the Closing Date, Sellers will pay or cause to be paid and discharged (or forgiven) the aggregate amount of indebtedness for borrowed money together with accrued interest thereon due and owing by the Company and its Subsidiaries (together with any prepayment fees, penalties or similar amounts), except the Power Systems Notes and except to the extent any such indebtedness is included in Company Current Liabilities and reflected in the Working Capital.

SECTION 5.12                                      Buyer Deliverables.  Buyer agrees and acknowledges that any failure of Buyer to deliver to Sellers within one (1) Business Day of the date of this Agreement the TEPCO Buyer Parent Guaranty and the Letters of Credit shall constitute a material breach of this Agreement.

SECTION 5.13                                      Further Assurances.  Each party shall, and shall cause its Subsidiaries to, execute such further documents or instruments and take such further actions as may reasonably be requested by the other party in order to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

ARTICLE VI

CONDITIONS

SECTION 6.1                                             Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Closing is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)                        Injunctions or Restraints. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by this Agreement; provided that each of the parties shall have used all reasonable efforts to prevent the adoption of any such law or order and to appeal as promptly as possible any such law or order.

(b)                       Bermuda Monetary Authority Consent.  The Bermuda Monetary Authority Consent shall have been obtained.

SECTION 6.2                                             Conditions to Obligation of Buyer to Effect the Closing.  The obligation of Buyer to effect the Closing is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):

(a)                        Representations and Warranties.  (i) The representations and warranties made by Sellers in this Agreement (other than with respect to Sections 2.2 and 2.3) shall be true and correct (without regard to any qualifier therein as to “materiality,” “material adverse effect” or any derivative of such terms) on and as of the Closing Date as though made on and as of the Closing Date or, in the case of such representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except for such failures of such representations and warranties to be so true and correct that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties made by Sellers in Sections 2.2 and 2.3 of this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date or, in the case of such representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and (iii) Sellers shall have delivered to Buyer a certificate, dated the Closing Date and executed in the name and on behalf of Sellers to such effect.

(b)                       Performance of Obligations.  Sellers shall have performed and complied with, in all material respects taken as a whole, the agreements, covenants and obligations which are required by this Agreement to be so performed or complied with by Sellers at or prior to the Closing, and Sellers shall have delivered to Buyer a certificate, dated the Closing Date and executed in the name and on behalf of Sellers to such effect.

(c)                        Material Adverse Effect.  Since the date hereof, there shall not have occurred and be continuing a Company Material Adverse Effect. Buyer agrees that (i) the matters set forth in Section 2.6(a)(i) of the Seller Disclosure Letter do not constitute a Company Material Adverse Effect, and (ii) absent any material and adverse change, event or development in respect of the matters referenced in Section 2.6(a)(ii) of the Seller Disclosure Letter occurring after the date hereof, the matters set forth in Section 2.6(a)(ii) of the Seller Disclosure Letter do not constitute a Company Material Adverse Effect.

(d)                       Performance Tests.  Sellers shall have delivered to Buyer a certificate executed in the name and on behalf of Sellers to the effect that, and reports of the Joint Independent Engineer confirming that, (i) the “Work Completion Tests,” “Synchronization Tests” and “Performance Tests” as defined and set forth on Section 6.2(d) of the Seller Disclosure Letter with respect to units 1 and 2 of the Sual generating facility have been successfully completed, and (ii) the test for “nominated capacity” under the Sual ECA, with each of units 1 and 2 testing at a net kilowatt capability of 500MW, has been successfully completed.

(e)                        Senior Secured Credit Facility.  The Lenders under the Senior Security Credit Facility shall have delivered a pay-off letter providing that (i) all agreements evidencing the Senior Secured Credit Facility have been terminated and all amounts have been paid in full and (ii) arrangements have been made for the termination of all liens granted in connection with the Senior Secured Credit Facility (it being understood and agreed that filings necessary for such termination shall be made after the Closing in accordance with arrangements customary in each relevant jurisdiction).

(f)                          Letters of Resignation.  Sellers shall have delivered letters of resignation of the members of the Board of Directors of the Company and each of its Subsidiaries, such resignations to be effective upon election of their successors on the Closing Date.

(g)                       Intercompany Debt.  Seller shall have confirmed that substantially all intercompany debt between the MAPL Group, on the one hand, and Seller Parent and its Subsidiaries (other than the MAPL Group), on the other hand, has been settled.

SECTION 6.3                                             Conditions to Obligation of Sellers to Effect the Closing.  The obligation of Sellers to effect the Closing is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

(a)                        Representations and Warranties.  (i) The representations and warranties made by Buyer in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except for such failures of representations and warranties to be so true and correct that, individually or in the aggregate, would not reasonably be expected to prevent, delay or impair Buyer’s ability to perform its obligations hereunder or consummate the transactions contemplated by this Agreement, and (ii) Buyer shall have delivered to Sellers a certificate, dated the Closing Date and executed in the name and on behalf of Buyers to such effect.

(b)                       Performance of Obligations.  Buyer shall have performed and complied with, in all material respects taken as a whole, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing, and Buyer shall have delivered to Sellers a certificate, dated the Closing Date and executed in the name and on behalf of Buyer to such effect.

SECTION 6.4                                             Frustration of Closing Conditions.  Neither Sellers nor Buyer may rely, either as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1                                             Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                        By mutual written agreement of Buyer and Sellers;

(b)                       By either Sellers or Buyer upon notification to Buyer or Sellers, as the case may be, by the terminating party at any time after the date which is nine (9) months following the date of this Agreement if the Closing Date shall not have occurred on or prior to such date; provided, however, that the right to terminate the Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have proximately contributed to the failure of the Closing Date to occur on or before such date; and provided, further, that if on such date all of the approvals required in order to satisfy the conditions set forth in Section 6.1(b) have not been obtained or if the condition set forth in Section 6.2(d) shall not have been satisfied, but all other conditions to effect the Closing shall be fulfilled or shall be capable of being fulfilled, then, at the option of either Sellers or Buyer (which shall be exercised by written notice), the term of this Agreement shall be extended for ninety (90) additional days;

(c)                        By Buyer, by written notice to Sellers, if there shall have been a breach of any representation or warranty, or a breach of any covenant or agreement of Sellers hereunder, in either case which breach would result in a Company Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by Sellers of notice in writing from Buyer, specifying the nature of such breach and requesting that it be remedied, or Buyer shall not have received adequate assurance of a cure of such breach within such thirty (30) day period or Sellers shall not have made a capital contribution to the Company in an amount equal to the expected damages from such breach;

(d)                       By Sellers, by written notice to Buyer, if there shall have been a material breach of any representation or warranty, or a material breach of any covenant or agreement of Buyer hereunder, in either case which breach would reasonably be expected to prevent or delay Buyer’s ability to perform its obligations hereunder or consummate the transactions contemplated by this Agreement, and such breach shall not have been remedied within thirty (30) days after receipt by Buyer of notice in writing from Sellers, specifying the nature of such breach and requesting that it be remedied; or

(e)                        By either Sellers or Buyer, if any court of competent jurisdiction or other competent Governmental Authority shall have issued an order or enacted a law making illegal or otherwise preventing or prohibiting the Closing and such order or law shall have become final and nonappealable.

SECTION 7.2                                             Effect of Termination.  If this Agreement is validly terminated by either Sellers or Buyer pursuant to Section 7.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either Sellers or Buyer (or any of their respective Representatives or affiliates), except that (i) the provisions of the second and last sentences of Section 5.1, this Section 7.2, Article IX and the agreements contained in the Confidentiality Agreement (to the extent provided therein) will continue to apply following any such termination, (ii) nothing contained herein shall relieve any party hereto from liability for fraud or willful breach of its representations, warranties, covenants or agreements contained in this Agreement, (iii) nothing herein shall relieve Buyer from any liability for Buyer’s breach of its representations, warranties, covenants and agreements contained in Section 3.5 and Section 4.2(b) (whether or not such breach is fraudulent or willful), and (iv) Buyer acknowledges and agrees that any failure of Buyer for any reason (except solely due to failure of any of the conditions set forth in Section 6.2(a), (b), (c), (d) or (e) to have been fulfilled, except if Buyer’s breach of its obligations under this Agreement shall have proximately contributed to any such failure) to obtain the Funds, or to be in a position to satisfy the Funding Obligations, in either case on or prior to the twentieth (20th) Business Day immediately following the date on which the last of the conditions contained in Article VI has been fulfilled or waived (except for those conditions which by their nature can only be fulfilled at the Closing) shall be a material breach by Buyer of this Agreement, and Buyer shall be liable to Sellers for such breach notwithstanding any termination of this Agreement.

ARTICLE VIII

INDEMNIFICATION AND SURVIVAL

SECTION 8.1                                             Indemnification.

(a)                                  From and after the Closing Date, and subject to the express limitations of Section 8.4, Sellers will indemnify, defend and hold harmless Buyer and its directors, officers, employees, agents and representatives (the “Buyer Group”) from and against any and all claims, demands or suits (by any person), losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, reasonable attorneys’ fees) (each, an “Indemnifiable Loss”), asserted against or suffered by any member of the Buyer Group relating to, resulting from or arising out of (x) any breach of any representation or warranty of Sellers contained in this Agreement or the closing certificate delivered by Sellers pursuant to Section 6.2(a), or (y) any breach of any covenant or agreement of Sellers contained in this Agreement or the closing certificate delivered by Sellers pursuant to Section 6.2(b).  Sellers’ obligation to indemnify the Buyer Group pursuant to this Section 8.1(a) with respect to a breach of any representation or warranty of Sellers contained in this Agreement or the closing certificate delivered by Sellers pursuant to Section 6.2(a) is subject to the following limitations:

(i)             No indemnification shall be made by Sellers unless the aggregate amount of Indemnifiable Losses asserted against or suffered by Buyer exceeds one percent (1%) of the Purchase Price (the “Aggregate Claim Threshold”) and, in such event, indemnification shall be made by Sellers only to the extent such Indemnifiable Losses exceed the Aggregate Claim Threshold;

(ii)          No indemnification shall be made by Sellers on any individual claim or claims arising out of the same facts, and no such claim or claims shall be applied for purposes of determining whether or not the Aggregate Claim Threshold has been reached, unless in each case the amount of Indemnifiable Loss asserted against or suffered by Buyer exceeds US$250,000 (the “Individual Claim Threshold”); and

(iii)       In no event shall Sellers’ aggregate obligation to indemnify the Buyer Group exceed an amount equal to ten percent (10%) of the Purchase Price, other than with respect to Indemnifiable Losses resulting from fraud, or the breach by Sellers of their representations and warranties set forth in Sections 2.2, 2.3 or 2.9 for which Sellers’ aggregate obligation to indemnify the Buyer Group shall not exceed an amount equal to one hundred percent (100%) of the Purchase Price;

provided that the foregoing clauses (i), (ii) and (iii) shall not limit Sellers’ obligation to pay any Post-Closing Payment payable by Sellers pursuant to Section 1.6.  For the avoidance of doubt, the foregoing clauses (i), (ii) and (iii) shall not apply to any breach of any covenant or agreement of Sellers contained in this Agreement.

(b)                                 From and after the Closing Date, and subject to the express limitations of Section 8.4, Buyer will indemnify, defend and hold harmless Sellers, their affiliates and their respective directors, officers, employees, agents, and representatives (the “Seller Group”) from and against any and all Indemnifiable Losses asserted against or suffered by any member of the Seller Group relating to, resulting from or arising out of (x) any breach of any representation or warranty of Buyer contained in this Agreement or of Buyer in the closing certificate delivered by Buyer pursuant to Section 6.3(a), (y) any breach of any covenant or agreement of Buyer contained in this Agreement or of Buyer in the closing certificate delivered by Buyer pursuant to Section 6.3(b) or (z) except to the extent indemnification is available to Buyer pursuant to Section 8.1(a) (without regard to any liability threshold, liability limitation or expiration of claim period), all Indemnifiable Losses arising from third-party claims on or after the Closing Date in connection with or relating to the business and operation of the Company, its Subsidiaries and the Ilijan Entities, arising out of or relating to conduct of the Buyer Group, the Company, its Subsidiaries and the Ilijan Entities after the Closing Date. Buyer’s obligation to indemnify the Seller Group pursuant to this Section 8.1(b) with respect to any breach of any representation or warranty of Buyer contained in this Agreement or of Buyer in the closing certificate delivered by Buyer pursuant to Section 6.3(a) is subject to the following limitations:

(i)             No indemnification shall be made by Buyer unless the aggregate amount of Indemnifiable Losses asserted against or suffered by Sellers exceeds the Aggregate Claim Threshold and, in such event, indemnification shall be made by Buyer only to the extent such Indemnifiable Losses exceed the Aggregate Claim Threshold;

(ii)          No indemnification shall be made by Buyer on any individual claim or claims arising out of the same facts, and no such claim or claims shall be applied for purposes of determining whether or not the Aggregate Claim Threshold has been reached, unless in each case the amount of Indemnifiable Losses asserted against or suffered by Sellers exceeds the Individual Claim Threshold; and

(iii)       In no event shall Buyer’s aggregate obligation to indemnify the Seller Group pursuant to Section 8.1(b)(x) and (y) exceed an amount equal to ten percent (10%) of the Purchase Price other than with respect to Indemnifiable Losses resulting from fraud;

provided that the foregoing clauses (i), (ii) and (iii) shall not limit Buyer’s obligation to pay the full Purchase Price, including any Post-Closing Payment payable by Buyer pursuant to Section 1.6.  For the avoidance of doubt, the foregoing clauses (i), (ii) and (iii) shall not apply to any breach of any covenant or agreement of Buyer contained in this Agreement or of Buyer in the closing certificate delivered by Buyer pursuant to Section 6.3(b).

(c)                        Sellers will not have any indemnification liability under this Agreement in respect of any Indemnifiable Loss to the extent that such Indemnifiable Loss is covered by insurance held by Buyer or any affiliate thereof (which, following the Closing, will include the Company, its Subsidiaries, the Ilijan Entities and their respective successors), and Buyer will not have any indemnification liability under this Agreement in respect of any Indemnifiable Loss to the extent that such Indemnifiable Loss is covered by insurance held by Sellers or any affiliate of Sellers (which, following the Closing, will exclude the Company, its Subsidiaries, the Ilijan Entities and their respective successors); provided, however, that an Indemnifiable Loss shall not be deemed to be “covered” by insurance to the extent of any applicable deductible or self-insurance retention, or to the extent that coverage is denied by the insurer.

(d)                       The amount of any Indemnifiable Loss shall be reduced to take into account any net Tax benefit actually recognized by any member of the Buyer Group or the Seller Group, as the case may be, entitled to receive indemnification under this Agreement (any such person, an “Indemnitee”) arising from the recognition of the Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss.  Net Tax benefits shall be measured by the amount of accrued or actual net Tax savings (including Tax refunds received from a Governmental Authority) realized at the time of realization.

(e)                        An Indemnitee will be required to undertake reasonable efforts to mitigate any Indemnifiable Loss in respect of which a claim for indemnification is made or in respect of which the amount of such Indemnifiable Loss is added (or permitted to be added) to the Aggregate Claim Threshold.

(f)                          The expiration, termination or extinguishment of any representation, warranty, covenant or agreement pursuant to Section 8.3 shall not affect the parties’ obligations under this Section 8.1 if the Indemnitee provided the person required to provide indemnification under this Agreement (the “Indemnifying Party”) with written notice with reasonable specificity of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

(g)                       Buyer hereby agrees that it shall not be entitled to indemnification by the Seller Group pursuant to this Section 8.1 for any breach of any representation or warranty of Sellers contained in this Agreement or Sellers’ related closing certificate to the extent that Buyer had actual knowledge that, as of the date of this Agreement, any such representation or warranty is untrue or incorrect.  Each Seller hereby agrees that it shall not be entitled to indemnification by the Buyer Group pursuant to this Section 8.1 for any breach of any representation or warranty of Buyer contained in this Agreement or of Buyer in its related closing certificate to the extent that Sellers had actual knowledge that, as of the date of this Agreement, any such representation or warranty is untrue or incorrect.

(h)                       Notwithstanding anything to the contrary herein, the Seller Group shall not be obligated to indemnify Buyer against any otherwise Indemnifiable Losses based on or arising from any claim or liability to the extent such claim or liability is compensated by an adjustment to the Working Capital.

(i)                           Except as provided in Section 9.13, if the Closing occurs, the rights and remedies of Sellers and Buyer under this Section 8.1 are exclusive and in lieu of any and all other rights and remedies that Sellers and Buyer may have under this Agreement or otherwise for monetary relief with respect to any breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement or any certificate or other agreement delivered by or on behalf of Sellers or Buyer in connection herewith.

(j)                           Buyer will indemnify, defend and hold harmless Seller Parent, its affiliates and their respective directors, officers, employees, agents and representatives, from and against any and all Indemnifiable Losses asserted against or suffered by any of Seller Parent, its affiliates and their respective directors, officers, employees, agents and representatives, relating to, resulting from or arising out of, any claim in respect of, or any payment made by Seller Parent under, the Guarantee, dated as of the date hereof, made by Seller Parent in favor of the employees of Mirant (Philippines) Corporation, Mirant Sual Corporation and Mirant Pagbilao Corporation (a copy of which is set forth as Exhibit D hereto).  Such indemnification under this clause (j) shall not be subject to the restrictions and limitations set forth elsewhere in this Section 8.1.

SECTION 8.2                                             Defense of Claims.

(a)          If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any person who is not a party to this Agreement or an affiliate of a party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party prompt written notice thereof.  Such notice shall describe the nature of the Third Party Claim in reasonable detail (including a copy of the Third Party Claim, if made in writing) and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.

(b)         The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, assume the defense of any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, by all appropriate proceedings, which proceedings will be diligently prosecuted, and the Indemnitee will upon reasonable request of an Indemnifying Party cooperate in good faith in such defense at the Indemnifying Party’s expense.  If the Indemnifying Party has assumed the defense, it will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof.  In the event, however, the Indemnitee reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the defendants in any such Third Party Claim include both such Indemnitee and the Indemnifying Party and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then such Indemnitee shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Third Party Claim on behalf of such Indemnitee and the Indemnifying Party will pay the reasonable and customary fees and disbursements of such counsel.  Without the prior written consent of the Indemnitee (not to be unreasonably withheld or delayed), the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee does not simultaneously receive full indemnification or that would fail to result in the Indemnitee receiving a release of any Third Party Claims.  If the Indemnifying Party does not fulfill its obligation to assume the defense within thirty (30) days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, then the Indemnitee will have the right to defend against such Third Party Claim, and the Indemnifying Party shall be liable for the Indemnitee’s reasonable costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith; provided, however, that the Indemnifying Party shall have the right to assume the defense of such Third Party Claim at any time thereafter; and provided, further, that the Indemnitee shall not settle or compromise a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(c)          If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party.  Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party is then in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subject in right of payment to the Indemnitee’s rights against such third party.

(d)         A failure to give timely notice as provided in this Section 8.2 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party that was entitled to receive such notice was actually prejudiced as a result of such failure.

SECTION 8.3                                             Release of Directors.  Buyer shall cause the Company and its Subsidiaries to release each director of the Company and its Subsidiaries who resigns at the Closing from any and all liability the same may have to the Company and its Subsidiaries as a director thereof arising on or before the Closing other than liabilities arising from his or her negligence, recklessness, criminal conduct or self-dealing; provided, that (a) nothing in said release shall increase the obligations of Buyer or of the Company and its Subsidiaries under Section 5.4 or the liability of any insurer to such director in respect of any insurance policy described in Section 5.4(c) and (b) such director releases the Company and its Subsidiaries from any and all liabilities arising on or before the Closing for compensation of any nature (including directors’ fees) or any reimbursement of expenses.

SECTION 8.4                                             Risk of Loss.  If, during the period from the date of this Agreement until the Closing, the property and assets of the Company and its Subsidiaries (the “Acquired Assets”) are damaged or destroyed by fire or other casualty, and the uninsured portion of such loss or damage is more than US$200,000 (as estimated in good faith by Sellers), then (x) Sellers shall restore, repair and/or replace the damaged or affected Acquired Assets to a condition reasonably comparable to their prior condition and (y) to the extent such loss or damage is not restored, repaired or replaced prior to the Closing, the Working Capital shall be reduced by an amount equal to the cost to restore, repair and/or replace the damaged or affected Acquired Assets as agreed by Sellers and Buyer or, in the event of a dispute, the determination of an independent third party designated by Sellers and Buyer.

SECTION 8.5                                             Power Systems Notes.  Any amounts that may be due under the Power Systems Notes have not been included in the Working Capital. Sellers shall defend and indemnify Buyer, the Company and its Subsidiaries from any Indemnifiable Losses resulting from any claim by Power Systems Ltd. (or any successor, receiver, or assignee thereof) for amounts due under the Power Systems Notes.

SECTION 8.6                                             Survival of Obligations.  All representations, warranties, covenants, obligations and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for herein, shall survive the Closing until twelve (12) months following the Closing Date, and no claim for breach of any such representations, warranties, covenants, obligations or agreements may be brought thereafter as to which specific notice of a claim for indemnification in respect thereof has not been given pursuant to this Article VIII; provided, however, that the representations, warranties, covenants, obligations and agreements of Sellers and Buyer relating to Tax matters shall survive until ninety (90) days after the expiration of the relevant statute of limitations, and that the representation and warranty of Sellers contained in Sections 2.2 and 2.3, and the agreements of Sellers and Buyer contained in Sections 5.1, 5.3, 5.4, 5.5, 5.6, 5.8, 5.9, 5.11 and 5.13 and Articles VIII and IX shall survive the Closing indefinitely.  Except as otherwise provided in this Section 8.6, the parties intend to shorten the statute of limitations and agree that after the Closing Date, any claim or cause of action against any of the parties hereto, or any of their respective directors, officers, employees, affiliates, successors, permitted assigns, or Representatives based upon, directly or indirectly, any of the representations or warranties, covenants or agreements contained in this Agreement, or any other agreement, document or instrument to be executed and delivered in connection with this Agreement may be brought only as expressly provided in this Article VIII.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1                                             Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

 If to Sellers, to:

Mirant Asia-Pacific Ventures, Inc and
Mirant Asia-Pacific Holdings, Inc
c/o Mirant Corporation
1155 Perimeter Center West
Atlanta, Georgia 30338
United States
Telephone:  (678) 579-6440
Facsimile No: (678) 579-5589
Attn: Steven B. Nickerson, Assistant General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005-2111
Telephone: (202) 371-7000
Facsimile No.: (202) 393-5760
Attn: Michael P. Rogan

If to Buyer, to:

Tokyo Crimson Energy Holdings Corporation
c/o M&C Corporate Services Limited
P.O. Box 309GT
Ugland House
South Church Street, Georgia Town
Grand Cayman, Cayman Islands

With copies to:

Tokyo Electric Power Company
1-1-3 Uchisaiwaicho
Chiyoda-ku, Tokyo 100-8560
Attn:  Takao Onuki
Tel:  81-3-4216-5593

Marubeni Corporation
1-4-2 Ohtemachi

Chiyoda-ku, Tokyo 100-8088
Attn:  Tomofumi Fukuda
Tel:  81-3-3286-9139

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

SECTION 9.2                                             Entire Agreement; Incorporation of Exhibits.

(a)                                  Subject to paragraph (b) below, this Agreement supersedes all prior discussions and agreements among the parties hereto, Seller Parent and Buyer Parents with respect to the subject matter hereof, other than the Confidentiality Agreement, the Seller Parent Guaranty, each Buyer Parent Guaranty and any letter agreements entered into in connection herewith dated as of the date hereof, which shall survive the execution and delivery of this Agreement in accordance with their terms, and contains, together with the Confidentiality Agreement, the Seller Parent Guaranty, each Buyer Parent Guaranty and any such letter agreements, the sole and entire agreement among the parties hereto, Seller Parent and Buyer Parents with respect to the subject matter hereof.

(b)                       The Seller Disclosure Letter and any Exhibit or Schedule attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

SECTION 9.3                                             Public Announcements.  Except (i) as otherwise required by law or any Governmental Authority, or pursuant to any listing agreement with or rules of any national securities exchange, or (ii) press releases issued in connection with the signing of this Agreement, prior to the Closing, Buyer, Sellers, the Company and their respective affiliates will not, and will not permit any of their respective Subsidiaries or Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other parties hereto.  Buyer, Sellers, the Company and their respective affiliates will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

SECTION 9.4                                             Expenses.  Except as otherwise provided in this Agreement, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (“Transaction Expenses”) shall be paid by the party incurring such expenses. For the avoidance of doubt, except to the extent reflected in the Working Capital, Sellers shall pay Transaction Expenses incurred by Sellers at any time, and by the MAPL Group for any services performed or benefits received prior to the Closing Date.

SECTION 9.5                                             No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Section 5.4 and Article VIII (which are intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

SECTION 9.6                                             Amendment.  This Agreement may be amended, supplemented or modified in any and all respects, but only by a written instrument duly executed by or on behalf of Sellers and Buyer.

SECTION 9.7                                             Waiver.  Sellers and Buyer may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein.  No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of Sellers or Buyer, as the case may be, extending the time of performance or waiving any such inaccuracy or non-compliance.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

SECTION 9.8                                             No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void.  This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Buyer may novate to a company to be established in the Philippines and owned one hundred percent (100%) by Buyer Parents all (but not less than all) of its rights, obligations and liabilities under this Agreement and the Seller Parent Guaranty pursuant to an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit E.

SECTION 9.9                                             Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

SECTION 9.10                                      Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

SECTION 9.11                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

SECTION 9.12                                      Submission to Jurisdiction; Waivers.  Each of the parties hereto agrees to submit to the exclusive jurisdiction of either the Supreme Court of the State of New York in New York County or the United States District Court for the Southern District of New York.  Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 9.1.  Each of Sellers and Buyer hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.12, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 9.13                                      Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.14                                      No Right of Set-Off.  Buyer, for itself and its successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that Buyer or any of its successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Buyer pursuant to this Agreement or any other document or instrument delivered by Buyer in connection herewith.

SECTION 9.15                                      Certain Definitions.  As used in this Agreement:

(a)                                  except as specifically provided otherwise, the term “affiliate,” as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

(b)                                 a person will be deemed to “beneficially” own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

(c)                                  the term “Bermuda Monetary Authority Consent” means the consent of the Bermuda Monetary Authority under the Exchange Control Act 1972 of Bermuda (as amended) (and regulations made thereunder) to the transfer of all of the Ordinary Shares from Sellers to Buyer as contemplated under this Agreement;

(d)                                 the term “Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated to close;

(e)                                  the term “capital stock” means any of the various shares of ownership in a business, including, without limitation, stock of a corporation, membership interests in a limited liability company and partnership interests in a partnership;

(f)                                    the term “Code” means the United States Internal Revenue Code of 1986, as amended;

(g)                                 the term “Company Current Assets” means the amounts identified as cash and cash equivalents; accounts receivable; other receivables, deposits and prepayments; restricted deposits; and inventories under the heading “Current Assets” on the consolidated financial statements of the Company and including restricted deposits under the heading “Non-Current Assets” on the consolidated financial statements of the Company, in each case on a consolidated basis using the principles of IFRS consistently applied;

(h)                                 the term “Company Current Liabilities” means the amounts identified as accounts payable and accruals; notes payable (excluding the Power Systems Notes); interest payable; and taxation under the heading “Current Liabilities” on the consolidated financial statements of the Company, in each case on a consolidated basis using the principles of IFRS consistently applied;

(i)                                     the term “Company Material Adverse Effect” means any material adverse effect on (a) the business, assets, financial condition or results of operations of the Company, its Subsidiaries and the Ilijan Entities taken as a whole or (b) the ability of Sellers to consummate the transactions contemplated by this Agreement or perform their obligations hereunder; provided, however, that the term Company Material Adverse Effect shall not include effects to the extent they result from or are consequences of (i) changes in financial, securities or currency markets, changes in prevailing interest rates or foreign exchange rates, changes in general economic conditions, changes in electricity, gas, coal or other fuel supply and transmission and transportation markets, including changes to market prices for electricity, coal, steam, natural gas or other commodities, (ii) effects of weather or meteorological events to the extent that such change generally affects electric generating facilities located in the Philippines, (iii) changes in law, rule or regulation of, or changes in interpretation thereof by, any Governmental Authority or changes in regulatory conditions in the countries in which the Company, its Subsidiaries or the Ilijan Entities operate to the extent that such change generally affects electric generating facilities located in the Philippines, (iv) events or changes that are consequences of hostility, terrorist activity, acts of war or acts of public enemies to the extent that such change generally affects electric generating facilities located in the Philippines, (v) changes in accounting standards, principles or interpretations, (vi) events or changes that are consequences of the negotiation, announcement, or pendency of this Agreement or the transactions contemplated by this Agreement or any action by Sellers or their affiliates required by this Agreement, or (vii) actions taken or not taken at the written request of Buyer or with Buyer’s written consent;

(j)                                     the term “Energy Conversion Agreements” means (i) the Energy Conversion Agreement for a coal fired thermal power station at Barangay Ibabang Pulo, Pagbilao, Quezon, Philippines between National Power Corporation and MAP Pagbilao Limited, dated November 9, 1991, as amended, supplemented or otherwise modified from time to time, including as amended by the Accession Undertaking, dated January 28, 1992, between National Power Corporation, MAP Pagbilao Limited and Mirant Pagbilao Corporation, and as supplemented by the Supplemental Agreement, dated November 24, 1997, between National Power Corporation, MAP Pagbilao Limited and Mirant Pagbilao Corporation, and as supplemented by the relevant implementing agreements of the General Framework Agreement (the “Pagbilao ECA”) and (ii) the Energy Conversion Agreement for a coal fired thermal power station at Sual, Pangasinan, Philippines between National Power Corporation and MAP Pangasinan Limited, dated May 20, 1994, as amended, supplemented or otherwise modified from time to time, including as amended by the Accession Undertaking, dated May 20, 1994, among National Power Corporation, MAP Pangasinan Limited and Mirant Sual Corporation, and as supplemented by the relevant implementing agreements of the General Framework Agreement (the “Sual ECA”);

(k)                                  the term “Excess Working Capital” means the amount by which the Working Capital as of the Closing Date, or, in the case of the Estimated Excess Working Capital, estimated as of the Closing Date, exceeds $150,000,000;

(l)                                     the term “Facilities” means the Sual generating facility and the Pagbilao generating facility;

(m)                               the term “IFRS” means international financial reporting standards consistently applied;

(n)                                 the term “Ilijan Entities” means Mirant Diamond Holding Corporation and KEPCO Ilijan Corporation and their Subsidiaries, taken as a whole;

(o)                                 the term “Independent Accountants “ means an internationally recognized firm of accountants appointed as mutually agreed by Buyer and Sellers;

(p)                                 the term “Joint Independent Engineer” means Joseph Bandy, Jr. of Granherne, Inc. or such other representative of Granherne, Inc. mutually agreeable to the parties;

(q)                                 the term “Intercompany Notes” means that certain (i) Intercompany Note dated August 15, 2006 between Mirant Sual Corporation and Mirant Sweden International AB (publ), in the principal amount of $400,000,000, and (ii) Intercompany Note dated August 15, 2006 between Mirant Pagbilao Corporation and Mirant Sweden International AB (publ), in the principal amount of $300,000,000;

(r)                                    the term “knowledge” or any similar formulation of “knowledge” shall mean, with respect to Sellers, the actual knowledge of the persons set forth in Section 9.15(r) of the Seller Disclosure Letter;

(s)                                  the term “MAPL Group” means the Company and its Subsidiaries;

(t)                                    the term “Performance Undertakings” means (i) the performance undertaking by the Republic of the Philippines to MAP Pagbilao Limited (formerly known as Hopewell Energy International Limited) and Mirant Pagbilao Corporation (formerly known as Hopewell Power (Philippines) Corporation), dated as of January 29, 1992, as amended, supplemented or otherwise modified from time to time, and

(ii) the performance undertaking by the Republic of the Philippines Department of Finance to MAP Pangasinan Limited (formerly known as CEPA Pangasinan Electric Limited) and Mirant Sual Corporation (formerly known as Pangasinan Electric Corporation), dated as of July 18, 1994, as amended, supplemented or otherwise modified from time to time;

(u)                                 the term “person” shall include individuals, corporations, partnerships, limited liability companies, trusts, other entities and groups (which term shall include a “Group” as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934);

(v)                                 the term “Power Systems Notes” means the following promissory notes of Marsford Investments Pte Ltd payable to Power Systems Limited, a BVI company: (i) that certain promissory note dated 11 June 1996, in the amount of A$2,950,000; (ii) that certain promissory note dated 22 July 1996, in the amount of A$600,000; (iii) that certain promissory note dated 1 August 1996 in the amount of US$2,000,000; and (iv) that certain promissory note dated 13 November 1996 in the amount of A$5,900,000;

(w)                               the term “Representatives” of any person means such person’s directors, officers, employees, legal, investment banking, financial, technical and insurance advisors, accountants and any other agents and representatives;

(x)                                   the term “Senior Secured Credit Facility” means the Credit Agreement, dated as of July 31, 2006, by and among the Company, Mirant Sweden International AB (publ), the lenders from time to time party thereto, and Credit Suisse, Singapore Branch, as Facility Agent;

(y)                                 the term “Specified Rate” means the rate for deposits in United States dollars for a period of one week offered by major banks in the London interbank market that appears in The Wall Street Journal (or if such rate does not appear on such date, such rate as it appears in The Financial Times of London on such date) determined as of the date the obligation to pay interest arises;

(z)                                   the term “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party;

(aa)                            “Tax” (or “Taxes” as the context may require) shall mean any federal, state, local, U.S. or non-U.S. net income, gross income, gross receipts, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, premium, alternative or add-on minimum, estimated, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Section 59A of the Code) tax, or any other similar tax, customs duty, withholding, charge, fee, levy or other assessment, including any interest, penalty or addition imposed on such taxes by any taxing authority of any jurisdiction;

(bb)                          “Tax Return” (or “Tax Returns” as the context may require) shall mean any return, report, claim for refund, information return, amended return or declaration of estimated Tax or similar statement (including any schedule attached thereto) filed, or required to be filed, with respect to any Tax or Taxes;

(cc)                            any reference to “transactions contemplated hereby,” “transactions contemplated hereunder,” “transactions contemplated by this Agreement,” “transactions contemplated under this Agreement” or any similar formulation shall include the transactions contemplated by this Agreement;

(dd)                          the term “Working Capital” means an amount (positive or negative) equal to the difference between the Company Current Assets and the Company Current Liabilities, in each case as of the Closing Date or, in the case of the Estimated Working Capital, estimated as of the Closing Date; provided that the Working Capital shall include at least $60,000,000 but not more than $65,000,000 of unrestricted cash; and

(ee)                            the term “Working Capital Paid at Closing” means that portion of the Working Capital that is paid at Closing pursuant to Sections 1.4(c) and (d).

SECTION 9.16                                      Seller Disclosure Letter.  Except with respect to the references to Section 2.6(a)(i) and Section 2.6(a)(ii) of the Seller Disclosure Letter in Sections 2.6(a) and 6.2(c) of this Agreement, the parties agree that any item or other matter referenced or disclosed in one section or subsection of the Seller Disclosure Letter shall be deemed to have been referenced or disclosed in all sections and subsections of the Seller Disclosure Letter where such reference or disclosure could reasonably be expected to be pertinent.  The inclusion of any item or other matter referenced or disclosed in the Seller Disclosure Letter shall not be deemed to constitute an admission by Sellers, or otherwise imply, that such item or matter rises to the level of a Company Material Adverse Effect or is otherwise material for purposes of this Agreement or the Seller Disclosure Letter.

SECTION 9.17                                      Counterparts.  This Agreement may be executed and delivered (including via facsimile) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

SECTION 9.18                                      WAIVER OF JURY TRIAL AND CERTAIN DAMAGES.  EXCEPT AS EXPRESSLY PROVIDED OTHERWISE HEREIN, EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND (B) ANY RIGHT IT MAY HAVE TO RECEIVE DAMAGES FROM THE OTHER PARTY BASED ON ANY THEORY OF LIABILITY FOR, AND THE PARTIES AGREE THAT THE TERM “INDEMNIFIABLE LOSSES” EXPRESSLY EXCLUDES, ANY SPECIAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MIRANT ASIA-PACIFIC VENTURES, INC.

By:	/s/ Jose P. Leviste, Jr.
Name: Jose P. Leviste, Jr.
Title: President

MIRANT ASIA-PACIFIC HOLDINGS, INC.

By:	/s/ Jose P. Leviste, Jr.
Name: Jose P. Leviste, Jr.
Title: President

MIRANT SWEDEN INTERNATIONAL AB (PUBL)

By:	/s/ J. William Holden III
Name: J. William Holden III
Title: Director

TOKYO CRIMSON ENERGY HOLDINGS CORPORATION

By:	/s/ Toshiro Kudama
Name: Toshiro Kudama
Title: Director

TOKYO CRIMSON ENERGY HOLDINGS CORPORATION

By:	/s/ Masumi Kakinoki
Name: Masumi Kakinoki
Title: Director

Signature Page to Stock and Note Purchase Agreement

AGREED AND ACKNOWLEDGED

FOR THE PURPOSE OF SECTION 9.2(A) ONLY:

MIRANT CORPORATION

By:	/s/ S. Linn Williams
Name: S. Linn Williams
Title: Executive Vice President and General Counsel

THE TOKYO ELECTRIC POWER COMPANY

By:	/s/ Toshiro Kudama
Name: Toshiro Kudama
Title: General Manager, International Affairs
Department

MARUBENI CORPORATION

By:	/s/ Masumi Kakinoki
Name: Masumi Kakinoki
Title: General Manager, Overseas Power Project
Development II

Acknowledgement Page to Stock and Note Purchase Agreement

GLOSSARY OF DEFINED TERMS

Each of the following terms has the meanings ascribed to it in the Section of this Agreement set forth opposite such term:

Defined Term	Section of Agreement

Acquired Assets	8.4
affiliate	9.15(a)9.15(a)
Affiliate Contracts	2.17
After Tax Amount	5.7(e)
Aggregate Claim Threshold	8.1(a)(i)
Agreement	Preamble
Alternative Proposal	4.4
beneficially	9.15(b)
Benefit Plans	2.11(a)
Bermuda Monetary Authority Consent	9.15(c)
Business Day	9.15(d)
Buyer	Preamble
Buyer Group	8.1(a)
Buyer Parent Guaranty	Recitals
Buyer Parents	Recitals
capital stock	9.15(e)
Closing	1.3
Closing Date	1.3
Code	9.15(f)
Company	Recitals
Company Budget	4.1
Company Current Assets	9.15(g)
Company Current Liabilities	9.15(h)
Company Employees	5.3(a)
Company Material Adverse Effect	9.15(i)
Company Permits	2.8(a)
Confidentiality Agreements	5.1
Contracts	2.4(a)
control	9.15(a)
controlled by	9.15(a)
controlling	9.15(a)
Damages	1.7
Deposit Period	1.7
Dispute Notice	1.6(c)
Encumbrances	1.1(a)
Energy Conversion Agreements	9.15(j)

Environmental Claims	2.13(e)
Environmental Laws	2.13(e)(ii)
Environmental Permits	2.13(b)
Estimated Excess Working Capital	1.5
Estimated Share Purchase Price	1.2(b)
Estimated Working Capital	1.5
Estimated Working Capital Statement	1.5
Excess Working Capital	9.15(k)
Expiry Proceeds	1.7
Facilities	9.15(l)
Financial Statements	2.5
Financing Agreements	3.5
Funding Obligations	3.5
Funds	3.5
Governmental Authority	2.4(a)
Group	9.15(u)
Hazardous Materials	2.13(e)(ii)
Holdings	Preamble
IFRS	9.15(m)
Ilijan Entities	9.15(n)
Indemnifiable Loss	8.1(a)
Indemnified Parties	5.4(a)
Indemnified Party	5.4(a)
Indemnifying Party	8.1(f)
Indemnitee	8.1(d)
Independent Accountants	9.15(o)
Individual Claim Threshold	8.1(a)(ii)
Intellectual Property	2.14
Intercompany Note Purchase Price	1.2(a)
Intercompany Notes	9.15(q)
Joint Independent Engineer	9.15(p)
knowledge	9.15(r)
laws	2.4(a)
Leased Real Property	2.16(a)
Letters of Credit	1.7
MAPL Group	9.15(s)
Marubeni	Recitals
Mirant Sweden	Preamble
NPC	2.9
Options	2.2(a)
orders	2.4(a)
Ordinary Shares	Recitals
Organizational Documents	2.1(a)
Owned Real Property	2.16(a)
Pagbilao ECA	9.15(j)
Performance Undertakings	9.15(t)

person	9.15(u)
Post-Closing Payment	1.6(a)
Power Systems Notes	9.15(v)
Purchase Price	1.2(c)
Purchase Price Deposit	1.7
Release	2.13(e)(ii)
Representatives	9.15(w)
Seller	Preamble
Seller Disclosure Letter	1.1(a)
Seller Group	8.1(b)
Seller Parent	Recitals
Seller Parent Guaranty	Recitals
Sellers	Preamble
Senior Secured Credit Facility	9.15(x)
Share Purchase Price	1.2(b)
Specified Rate	9.15(y)
Straddle Period	5.7(b)(iii)
Sual ECA	9.15(j)
Sual Outages	5.9(b)
Subsidiary	9.15(z)
Tax	9.15(aa)
Tax Return	9.15(bb)
Tax Returns	9.15(bb)
Taxes	9.15(aa)
TEPCO	Recitals
Third Party Claim	8.2(a)
Transaction Expenses	9.4
transactions contemplated by this Agreement	9.15(cc)
transactions contemplated hereby	9.15(cc)
transactions contemplated hereunder	9.15(cc)
transactions contemplated under this Agreement	9.15(cc)
Transfer Taxes	5.7(a)
under common control with	9.15(a)
Ventures	Preamble
Working Capital	9.15(dd)
Working Capital Paid at Closing	9.15(e)(e)
Working Capital Statement	1.6(a)

Mirant Corporation hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request. Such omitted schedules and exhibits include the following:

Exhibits to the Agreement

Exhibit A	Form of Working Capital Statement
Exhibit B	Form of Letter of Credit
Exhibit C	Form of Joint Independent Engineer Engagement Letter
Exhibit D	Form of Mirant Corporation Employee Severance Guarantee
Exhibit E	Form of Assignment and Assumption Agreement

Seller Disclosure Letter

Section 1.1	Sale and Purchase of Ordinary Shares
Section 2.1	Organization and Qualification
Section 2.2	Capital Stock
Section 2.4	Non-Contravention; Approvals and Consents
Section 2.6	Absence of Certain Changes or Events; Absence of Undisclosed Liabilities
Section 2.7	Legal Proceedings
Section 2.8	Permits; Compliance with Laws
Section 2.10	Taxes
Section 2.11	Employee Benefit Plans; ERISA
Section 2.12	Labor Matters
Section 2.13	Environmental Matters
Section 2.14	Intellectual Property
Section 2.15	Insurance
Section 2.16	Real Property
Section 2.17	Affiliate Contracts
Section 2.20	Title to Assets
Section 4.1	Covenants of Sellers
Section 4.3	Tax Matters
Section 5.11	Termination of Affiliate Contracts
Section 6.2(d)	Performance Tests
Section 9.15(r)	Knowledge